Exhibit 10.5

LOAN AND SECURITY AGREEMENT

by and among

LATROBE STEEL COMPANY

OH&R SPECIAL STEELS COMPANY

SPECIALTY STEEL SUPPLY, INC.

as Borrowers,

TOOLROCK HOLDING, INC.

as Guarantor,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

THE BANK OF NEW YORK MELLON

as Agent

Dated: July 30, 2010

8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	55
8.3	Financial Statements; No Material Adverse Change	55
8.4	Priority of Liens; Title to Properties	56
8.5	Tax Returns	56
8.6	Litigation	56
8.7	Compliance with Other Agreements and Applicable Laws	56
8.8	Environmental Compliance	57
8.9	Employee Benefits	58
8.10	Bank Accounts	59
8.11	Intellectual Property	59
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	60
8.13	Labor Disputes	61
8.14	Restrictions on Subsidiaries	62
8.15	Material Contracts	62
8.16	Payable Practices	62
8.17	No Material Adverse Change	62
8.18	Interrelated Business	62
8.19	Accuracy and Completeness of Information	62
8.20	Survival of Warranties; Cumulative	62
SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS		63
9.1	Maintenance of Existence	63
9.2	New Collateral Locations	64
9.3	Compliance with Laws, Regulations, Etc.	64
9.4	Payment of Taxes and Claims	65
9.5	Insurance	65
9.6	Financial Statements and Other Information	66
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	68
9.8	Encumbrances	71
9.9	Indebtedness	73
9.10	Loans, Investments, Etc.	78
9.11	Dividends and Redemptions	79
9.12	Transactions with Affiliates	80
9.13	Compliance with ERISA	81
9.14	End of Fiscal Years; Fiscal Quarters	82
9.15	Change in Business	82
9.16	Limitation of Restrictions Affecting Subsidiaries	82
9.17	Fixed Charge Coverage Ratio	83
9.18	Capital Expenditures	84
9.19	Minimum Excess Availability	84
9.20	Intentionally Deleted	84
9.21	No Layering	84
9.22	Foreign Assets Control Regulations, Etc.	84
9.23	After Acquired Real Property	84
9.24	Costs and Expenses	85
9.25	Post Closing	86

(ii)

9.26	Further Assurances	86
9.27	Collateral Access Agreements	86
SECTION 10. EVENTS OF DEFAULT AND REMEDIES		87
10.1	Events of Default	87
10.2	Remedies	88
SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		92
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	92
11.2	Waiver of Notices	93
11.3	Amendments and Waivers	93
11.4	Waiver of Counterclaims	95
11.5	Indemnification	95
11.6	Currency Indemnity	96
SECTION 12. THE AGENT		96
12.1	Appointment, Powers and Immunities	96
12.2	Reliance by Agent	98
12.3	Events of Default	98
12.4	Intentionally Deleted	98
12.5	Indemnification	98
12.6	Non-Reliance on Agent and Other Lenders	99
12.7	Failure to Act	99
12.8	Intentionally Deleted	99
12.9	Concerning the Collateral and the Related Financing Agreements	99
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	100
12.11	Collateral Matters	100
12.12	Agency for Perfection	102
12.13	Successor Agent	102
12.14	Other Agent Designations	102
SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS		103
13.1	Term	103
13.2	Interpretative Provisions	104
13.3	Notices	106
13.4	Partial Invalidity	107
13.5	Confidentiality	108
13.6	Successors	109
13.7	Assignments; Participations	109
13.8	Entire Agreement	111
13.9	USA Patriot Act	111
13.10	Counterparts, Etc.	111
13.11	Intercreditor Agreement	112

(iii)

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Perfection Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Commitments

Exhibit E	Form of Note

Exhibit F	Form of VIM Intercreditor Joinder

Exhibit G	Form of Solvency Certificate

Schedule 1.98	Permitted Holders

Schedule 1.132	VIM Equipment

Schedule 8.2	Addresses for Accounts

Schedule 8.4	Priority of Liens

Schedule 8.5	Tax Returns

Schedule 8.6	Litigation

Schedule 8.8	Environmental Compliance

Schedule 8.9(d)	Post-Employment Health and Welfare Benefits

Schedule 8.10	Bank Accounts

Schedule 8.11	Intellectual Property

Schedule 8.12	Subsidiaries; Affiliates; Capitalization; Solvency

Schedule 8.13	Labor Disputes

Schedule 9.7	Assets Permitted to be Sold

Schedule 9.8(k)	Certain Equipment Subject to Liens

(iv)

Schedule 9.9	Indebtedness

Schedule 9.10	Loans, Investments, Etc.

(v)

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) dated July 30, 2010 is entered into by and among Latrobe Steel Company, a Pennsylvania corporation (“Latrobe”), OH&R Special Steels Company, a Delaware corporation (“OH&R”), and Specialty Steel Supply, Inc., a Texas corporation (“SSS” together with Latrobe and OH&R, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), Toolrock Holding, Inc., a Delaware corporation (“Parent,” sometimes individually referred to herein as a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), and The Bank of New York Mellon, in its capacity as agent for Lenders (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders shall make a single loan to Borrowers; and

WHEREAS, each Lender agrees (severally and not jointly) to make a portion of such loan to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements (as defined below);

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “Accrued Management Fees” shall mean $362,500, which represents the aggregate amount of outstanding, accrued and unpaid management fees owing to Sponsors and any of their Affiliates as of the Closing Date.

1.3 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for the Term Loan, the rate per annum determined by dividing (a) the London Interbank Offered

Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of the Term Loan is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. The Term Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.4 “Administrative Borrower” shall mean Latrobe, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.8 hereof and it successors and assigns in such capacity.

1.5 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.6 “Agent” shall mean The Bank of New York Mellon, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.7 “Agreement” shall have the meaning set forth in the recitals hereof.

1.8 “Agent Payment Account” shall mean account no. 8900415460 of Agent at The Bank of New York Mellon, ABA Number: 021000018, Account Name: BNYAS Agent Services Clearing Account, Payment Details: Latrobe Steel or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.9 “Applicable Margin” shall mean 13.50% per annum.

1.10 “Appraised Value Threshold” shall have the meaning set forth in Section 9.27 hereof.

1.11 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.12 “Bank Product Provider” shall have the meaning assigned thereto in the Revolving Credit Agreement.

1.13 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.14 “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Latrobe Steel Company, a Pennsylvania corporation; (b) OH&R Special Steels Company, a Delaware corporation; (c) Specialty Steel Supply, Inc., a Texas corporation, and (d) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower.”

1.15 “Borrowing Base” shall have the meaning assigned thereto in the Revolving Credit Agreement.

1.16 “Borrowing Base Certificate” shall have the meaning assigned thereto in the Revolving Credit Agreement.

1.17 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to the Term Loan, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.18 “Capital Expenditure Reserve” shall have the meaning assigned thereto in the Revolving Credit Agreement.

1.19 “Capital Expenditures” means all payments or accruals (including Capital Lease Obligations) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

1.20 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.21 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.22 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.23 “Change of Control” shall mean (a) after a Qualified Public Offering, the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders and Permitted Holder Affiliates of beneficial ownership (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after a passage of time), directly or indirectly, of more than thirty-five (35%) percent of the voting power of the total outstanding Voting Stock (on a fully diluted basis) of Parent or the Board of Directors of Parent; (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors who have been appointed by any Permitted Holder and Permitted Holder Affiliates, or whose nomination for election by the stockholders of Parent, as the case may be, was approved by a vote of at least fifty (50%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then still in office; (c) prior to a Qualified Public Offering, the failure of the Permitted Holders and Permitted Holder Affiliates to own, collectively, directly or indirectly more than fifty (50%) percent of the voting power of the total outstanding Voting Stock of Parent or fifty (50%) percent of the Capital Stock of Parent representing all economic interests of the Parent; (d) the failure of

Parent to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any Borrower or Guarantor other than Parent (exclusive of director qualifying shares and other equity interests required by law to be held by an Affiliate); or (e) the occurrence of any “change in control” (or similar term) as defined in the Revolving Credit Documents.

1.24 “Closing Date” means July 30, 2010.

1.25 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all applicable regulations and interpretations thereunder or related thereto.

1.26 “Collateral” shall have the meaning set forth in Section 5 hereof.

1.27 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to the Required Lenders, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.28 “Commitments” shall mean with respect to the Term Loan, as to each Lender, the principal amount set forth next to such Lender’s name on Exhibit D hereto.

1.29 “Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a majority-owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a majority-owned Subsidiary of such Person; and (b) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to such Person or to any other majority-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded.

1.30 “Control Notice” shall mean a written notice delivered pursuant to a Deposit Account Control Agreement instructing the depository bank to comply with instructions originated by Revolving Agent (or Agent, if applicable pursuant to the Intercreditor Agreement) with respect to the deposit account that is covered thereby without further consent of any Borrower or any Guarantor.

1.31 “Controlling Parent” shall mean Toolrock Investment, LLC, a Delaware limited liability company, and its successors or assigns or any newly formed entity (formed pursuant to and in accordance with Section 9.10(k) hereof) that owns the majority of the Capital Stock of Parent.

1.32 “DDJ Lenders” shall mean funds and/or accounts managed and/or advised by DDJ Capital Management, LLC and with respect to the portion of the Term Loan held by each such fund and /or account, DDJ Capital Management LLC has the contractual authority to direct any action required of any such Lender under the terms of this Agreement.

1.33 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.34 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to the Required Lenders by and among Revolving Agent, Agent, the Borrower or Guarantor with respect to a deposit account at any bank and the bank at which such deposit account is at any time maintained, which provides, among other things, that such bank will comply with instructions originated by the Revolving Agent (or Agent, if applicable pursuant to the terms of the Intercreditor Agreement) after delivery of a Control Notice or in connection with a deposit account specifically and exclusively use to hold deposits that are required to be delivered to the Agent or applied to repay the Term Loan pursuant to Section 2.2, such bank will comply with the instructions originated by the Agent after delivery of a Control Notice.

1.35 “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication: (i) Interest Expense (net of interest income); (ii) the provision for and payment of (without duplication) federal, state, local and foreign income tax; (iii) depreciation expense; (iv) amortization expense (including non-cash amortization of debt discount or deferred transaction and financing costs); (v) letter of credit fees payable pursuant to Section 3.2(a) of the Revolving Credit Agreement; (vi) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption to the extent such Person and its Subsidiaries have been reimbursed in cash by such insurer during the same period; (vii) the aggregate amount of all other non-cash items including, non-cash charges related to stock compensation expense, non-cash adjustments in respect of purchase price accounting and non-cash deductions attributable to minority equity interests of such Person and its Subsidiaries (other than any non-cash charge that results in an accrual of a reserve for cash charges in any future period); and (viii) non-recurring cash items incurred during such period as determined in accordance with GAAP in an aggregate amount not to exceed $1,000,000 during any consecutive twelve (12) month period, which include, (A) extraordinary non recurring one time charges in accordance with GAAP and extraordinary non-recurring one time cash expenses and (B) earn-outs and similar contingent payments in connection with investments permitted under Section 9.10 hereof; less (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication: (i) extraordinary gains and non-recurring gains; (ii) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); (iii) gains on asset sales (other than asset sales in the ordinary course of business); and (iv) any net after-tax income from the early extinguishment of debt or hedging obligations or other derivative instruments.

1.36 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in loans in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in loans, any other fund that invests in loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent (acting at the direction of the Required Lenders); and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent (acting at the direction of the Required Lenders), provided, that, so long as no Default or Event of Default shall have occurred and be continuing, Administrative Borrower shall have the right to approve assignments to Eligible Transferees described in clause (d) above (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed to be granted by the Administrative Borrower if the Administrative Borrower has not responded to a written request to approve such assignment within five Business Days of the date of such request; except if such assignment occurs upon the merger, consolidation, sale or other disposition of all or any portion of Lender’s business, loan portfolio or other assets, in which case no approval of Administrative Borrower shall be required) and provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee, and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent (acting at the direction of the Required Lenders) may otherwise specifically agree.

1.37 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, regulations, ordinances, codes, licenses, permits (including any conditions imposed therein), authorizations, binding judicial or administrative decisions (including, orders, written guidances, written directives, policy statements or opinions), binding injunctions or binding agreements between any Borrower or Guarantor and any Governmental Authority (including those agreements as to which the applicable Borrower is challenging the binding nature of any such agreement), (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and

Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, and (ii) applicable state counterparts to such laws.

1.38 “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.39 “Equity/Debt Threshold Amount” shall mean, on any date of determination, an amount equal to the first $15,000,000 of the Net Cash Proceeds of the sale or issuance by and Borrower or Guarantor of Capital Stock minus (x) without duplication, the aggregate principal amount of any Indebtedness incurred in accordance with Section 9.9(f) after the Closing Date and on or prior to such date of determination and (y) the aggregate amount of Net Cash Proceeds of equity issuances by any Borrower or Guarantor after the Closing Date and on or prior to such date.

1.40 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all applicable regulations thereunder or related thereto.

1.41 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.42 “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan for which the thirty (30) day notice has not been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that could reasonably be expected to require the provision of security pursuant to Section 401(a)(29) or 412(a) of the Code or pursuant to ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) the receipt of any notice relating to the institution by the Pension Benefit Guaranty Corporation of proceeding for, or an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA, for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the assessment of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $1,000,000; (g) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (h) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section

412(d) of the Code) or the failure to make by its due date a required installment amount under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (i) the assertion of a claim (other than routine claims for benefits) against any Plan, or the assets thereof, or against any Borrower, Guarantor or any of their respective ERISA Affiliates in connection with any Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability of an amount to any Borrower.

1.43 “Event of Default” shall have the meaning specified in Section 10.1 hereof.

1.44 “Excess Availability” shall have the meaning assigned thereto in the Revolving Credit Agreement as in effect on the date hereof.

1.45 “Excess Cash Flow” means, for any period, the excess (if any) of an amount equal to: (A) EBITDA of the Parent and its Subsidiaries, minus (B) the sum of (i) the cash portion of Capital Expenditures made by the Parent and its Subsidiaries to the extent permitted to be made under this Agreement, (ii) income taxes paid by the Parent and its Subsidiaries in cash, (iii) Interest Expenses paid in cash by the Parent and its Subsidiaries to the extent permitted to be paid under this Agreement, (iv) principal, fees and other payment obligations paid by the Parent and its Subsidiaries with respect to Indebtedness other than (x) principal paid in respect of the Obligations (including in connection with a refinancing of any Indebtedness) to the extent permitted to be made under this Agreement and to the extent paid during such period and (y) principal payments in respect of the Revolving Obligations (including in connection with a refinancing of any such Indebtedness) to the extent permitted to be made under this Agreement and to the extent paid during such period (unless such payment is made in connection with a mandatory prepayment pursuant to the Revolving Credit Agreement), (v) cash payments paid under Capital Leases during such period, (vi) cash contributions for pensions and OPEB obligations in excess of the annually non-cash expensed amounts reflected in Parent’s and its Subsidiaries’ income statement, and (vii) the aggregate amount of Capital Expenditures committed to be made in the next twelve (12) months under legally binding agreements by Parent and its Subsidiaries in an aggregate amount not to exceed $2,000,000 to the extent such committed Capital Expenditures are permitted to be made under this Agreement.

1.46 “Excess Cash Flow Prepayment” shall mean any mandatory prepayment in respect of the outstanding principal amount of the Term Loan from Excess Cash Flow made pursuant to Section 2.2(a) hereof.

1.47 “Excess Cash Flow Prepayment Conditions” shall mean, each of the following conditions precedent to making an Excess Cash Flow Prepayment: (a) within one hundred twenty (120) days after the end of any fiscal year of Borrowers and Guarantors (commencing with the fiscal year ending September 30, 2011), Agent shall have received from the chief financial officer of Parent, a certificate, in the form of Exhibit G attached to the Revolving Credit Agreement as in effect on the date hereof, setting forth the calculation of the Excess Cash Flow for such fiscal year, (b) only one such Excess Cash Flow Prepayment is permitted to be made with respect to any such fiscal year and such payment shall be made within thirty (30) days after the receipt by Revolving Agent of the audited consolidated financial statements of Parent and its Subsidiaries for such fiscal year as required by and in accordance with Section 9.6(a)(iii) of the Revolving Credit Agreement as in effect on the date hereof (the “Excess Cash Flow Prepayment Period”), (c) after giving effect to any Excess Cash Flow Prepayment, the average Excess Availability for the consecutive thirty (30) calendar day period ending on the day prior to such payment shall be equal to or greater than $30,000,000, (d) on the date of any such Excess Cash Flow Prepayment and after giving effect thereto, Excess Availability shall be equal to or greater than $30,000,000, (e) Agent shall have received a Pro Forma Compliance Certificate (as defined in the Revolving Credit Agreement as in effect on the date hereof) demonstrating that, upon giving effect on a Pro Forma Basis (as defined in the Revolving Credit Agreement as in effect on the date hereof) to such Excess Cash Flow Prepayment, (i) the Fixed Charge Coverage Ratio (as defined in the Revolving Credit Agreement as in effect on the date hereof) for Parent and its Subsidiaries is equal to or greater than 1.00 to 1.00 and (ii) Excess Availability shall be equal to greater than $30,000,000 for each of the first thirty (30) days after giving effect to such payment, and (f) on the date of any Excess Cash Flow Prepayment and after giving effect thereto, no Default or Event of Default (each as defined in the Revolving Credit Agreement as in effect on the date hereof) shall have occurred and be continuing under the Revolving Credit Agreement as in effect on the date hereof.

1.48 “Excess Cash Flow Prepayment Period” shall have the meaning provided for such term in the definition of “Excess Cash Flow Prepayment Conditions”.

1.49 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.50 “Exchange Rate” shall mean the prevailing spot rate of exchange of Agent for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York City time, on the date on which any such conversion of currency is to be made under this Agreement.

1.51 “Existing Lenders” shall mean the purchasers party to the Securities Purchase Agreement among the Parent, Borrowers, Sankaty Advisors, LLC, as collateral agent, and the purchasers party thereto dated as of December 8, 2006, as amended by that certain Waiver and Amendment dated as of December, 2007, that Second Amendment dated as of March 6, 2008, that certain Third Amendment dated as of January, 2009, and that certain Waiver and Fourth Amendment dated as of March 17, 2010.

1.52 “Existing Note Purchase Agreement” has the meaning given to such term in Section 6.7.

1.53 “Extraordinary Receipts” means any cash payments received by any Borrower or its Subsidiaries not in the ordinary course of business consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action relating to First Priority Term Loan Collateral, (b) indemnity payments received with respect to First Priority Term Loan Collateral, (c) any purchase price adjustment (other than a working capital adjustment) received in connection with the disposition of or any acquisition agreement, relating to First Priority Term Loan Collateral or (d) proceeds with respect to any casualty loss or condemnation of any First Priority Term Loan Collateral (other than insurance proceeds of Equipment which is subject to purchase money security interests or liens permitted by Section 9.8 to the extent of the Indebtedness secured by such purchase money security interests or other liens).

1.54 “FATCA” shall mean Sections 1471 through 1474 of the Code and any Treasury regulations, judicial interpretations and published administrative guidance in respect thereof.

1.55 “Fee Letters” shall mean (i) the letter agreement, dated of even date herewith, by and among Borrowers, Guarantor and Agent, setting forth certain fees payable by Borrowers to Agent for the account of Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced and (ii) that certain Fee Schedule by and between Agent and Borrower dated July 7, 2010, setting forth certain fees and expenses payable by Borrowers to Agent as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.56 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, Mortgages, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.

1.57 “First Priority Term Loan Collateral” shall have the meaning given to such term in the Intercreditor Agreement as of the date hereof.

1.58 “Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, the ratio of (a) the amount equal to (i) EBITDA of any Person and its Subsidiaries on a consolidated basis, as of the end of a fiscal month for the immediately preceding twelve (12) consecutive fiscal months for which Agent has received financial statements pursuant to the terms of Section 9.6 hereof, less (ii) the actual amount of Capital Expenditures of such Person and its Subsidiaries during such period and, less (iii) all taxes paid by such person and its Subsidiaries in cash during such period, less (iv) all dividends, distributions, repurchases and redemptions in respect of Capital Stock of Parent paid by such Person and its Subsidiaries during such period in cash (other than dividends, distributions, repurchases and redemptions paid after the date hereof, the payment of which is made with the initial proceeds of any Qualified Public Offering), less (v) management, consulting and advisory fees and related expenses paid during such period in cash in compliance with Section 9.12 (other than the fees permitted to be paid under Section 9.12(b)(iii)(B)) hereof, provided, that, such fees and expenses are not included in the calculation of EBITDA, plus (vi) Capital Expenditures which are funded by (A) proceeds of Indebtedness permitted under Section 9.9(b) hereof, and (B) other forms of cash reimbursement in connection with (x) the VIM/VAR furnace projects or (y) certain other programs to the extent consented to by the Required Lenders, plus (vii) the actual amount of tax refunds received in cash by such Person and its Subsidiaries during such period (other than the tax refund of $3,402,347 received by Latrobe on July 12, 2010) to (b) Fixed Charges of such Person and its Subsidiaries, on a consolidated basis, for such period.

1.59 “Fixed Charges” shall mean, as to any Person and its Subsidiaries with respect to any period, the sum of, without duplication, (a) all cash Interest Expense during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness incurred, paid or assumed for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period, plus (c) all PIK Interest added to the principal amount of the Term Loan during such period.

1.60 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.61 “Foreign Subsidiary” shall mean a Subsidiary of Parent that is organized or incorporated under the laws of any jurisdiction outside of the United States of America; sometimes being referred to herein collectively as “Foreign Subsidiaries.” For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.62 “Funding Bank” shall have the meaning given to such term in Section 3.3 hereof.

1.63 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except as otherwise agreed by Agent, and except that, for purposes of Sections 9.17 and 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof, subject, however, in the case of determination of compliance with the financial covenants in Section 9.17 and 9.18 hereof, to the provisions of Section 13.2(h) hereof.

1.64 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.65 “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Toolrock Holding, Inc., a Delaware corporation; and (b) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers); each sometimes being referred to herein individually as a “Guarantor.” Latrobe Specialty Steels Europe, Inc., a Delaware corporation, shall not be included as a Guarantor hereunder.

1.66 “Hazardous Materials” shall mean any hazardous or toxic substances, materials or wastes, including petroleum and petroleum by-products, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides or herbicides and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.67 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and any financial institution, as a counterparty, that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements.”

1.68 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all payment obligations as lessee relating to rental payments and any other regularly scheduled and periodic payments required by the terms of leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; provided, that, for the purposes hereof, to the extent such Indebtedness referred to in this clause (g) is non-recourse to such Person, the amount of such Indebtedness shall not be deemed to exceed the lesser of (i) the principal amount of such Indebtedness or (ii) the value of the asset(s) securing such Indebtedness; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values or other Hedge Agreement; (i) all past due obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law; (k) under all obligations arising from sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) other receivables whether pursuant to a purchase facility or otherwise and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, (l) the principal portion of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (m) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which are due six (6) months or more from the date after such property is acquired or such services are completed, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with an investment permitted pursuant to Section 9.10 or sales of assets permitted pursuant to Section 9.7 hereof (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, and (n) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements.

1.69 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.70 “Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the date hereof by and between Agent and the Revolving Agent, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced pursuant to the terms thereof.

1.71 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person and its Subsidiaries on a consolidated basis, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts that are sold for purposes other than collection, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

1.72 “Interest Period” shall mean a period of approximately one (1) month, three (3) months, or six (6) months duration as Administrative Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market.

1.73 “Interest Rate” shall mean a rate per annum equal to the then Applicable Margin plus the Adjusted Eurodollar Rate. Notwithstanding anything to the contrary contained herein, Agent shall, at the direction of the Required Lenders, increase the Applicable Margin by two (2%) percent per annum, either (A) for the period on and after the date of termination hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of an Event of Default, but only for so long as such Event of Default is continuing.

1.74 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.75 “Inventory Appraisal” shall have the meaning set forth in Section 7.3 hereof.

1.76 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to the Required Lenders, by and among Revolving Agent, Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Revolving Agent (or Agent, if applicable under the terms of the Intercreditor Agreement), that it will comply with entitlement orders originated by Revolving Agent (or Agent, if applicable under the terms of the Intercreditor Agreement) with respect to such investment property, or other instructions of Revolving Agent (or Agent, as the case may be pursuant to the terms of the Intercreditor Agreement), and has such other terms and conditions as Agent (acting at the direction of the Required Lenders) may reasonably require.

1.77 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender.”

1.78 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.79 “London Interbank Offered Rate” shall mean, for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) 1.50% and (b) the rate appearing on that page of the Wall Street Journal as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on such page for such comparable period, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, for such Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Agent is offered deposits for Dollars for a period approximately equal to such Interest Period in the London interbank market at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

1.80 “Management Agreements” means, collectively, (i) the Monitoring and Oversight Agreement, dated as of December 8, 2006, by and among Parent, Latrobe and Hicks Holdings Operating, LLC, a Delaware limited liability company; and (ii) the Monitoring and Oversight Agreement, dated as of December 8, 2006, by and among Parent, Latrobe and Watermill Management Company, LLC, a Delaware limited partnership, in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.81 “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, assets, properties, performance or operations of the Borrowers, taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Borrower to repay the Obligations or of the Borrowers, taken as a whole, to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.82 “Material Contract” shall mean any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.83 “Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

1.84 “Maximum Credit” shall have the meaning given to such term in the Revolving Credit Agreement.

1.85 “Mortgages” shall mean, individually and collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Latrobe in favor of Agent with respect to the Real Property and related assets of such Borrower located in Venago County, Pennsylvania, (b) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Latrobe in favor of Agent with respect to the Real Property and related assets of such Borrower located in Westmoreland County, Pennsylvania, (c) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by OH&R in favor of Agent with respect to the Real Property and related assets of such Borrower located in Worcester County, Massachusetts, (d) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Latrobe in favor of Agent with respect to the Real Property and related assets of such Borrower located in Fulton County, Ohio, (e) the Open-End Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by OH&R in favor of Agent with respect to the Real Property and related assets of such Borrower located in Robertson County, Tennessee, and (f) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Latrobe in favor of Agent with respect to the Real Property and related assets of such Borrower located in Westmoreland County, Pennsylvania.

1.86 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years that any Borrower, Guarantor or any ERISA Affiliate contributed to or was obligated to contribute to or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability or obligation (whether contingent or otherwise).

1.87 “Net Cash Proceeds” means:

(a) with respect to (x) any sale or disposition by any Borrower or Guarantor of property or assets and (y) any Extraordinary Receipts, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or a Subsidiary of Parent other than from any Borrower or Guarantor, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any liens permitted hereunder on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the Fee Letters and (B) Indebtedness assumed by the purchaser of such asset) that is required to be repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses (including, reasonable attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, survey costs, insurance premiums and deductibles, related search and recording charges, transfer taxes, deed or mortgage recording taxes and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, including liabilities related to environmental matters or against any indemnification obligations associated with such transaction, other customary expenses and brokerage, consultant and other customary fees)

related thereto to be paid by Parent or such Subsidiary of Parent in connection with such event or transaction; provided, any such fee payable hereunder to an Affiliate of Parent or a Subsidiary of Parent shall not exceed the amount permitted under Section 9.12(b)(iii), (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary of Parent in connection with such event or transaction, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid or payable in the fiscal year in which such event or transaction occurs and are properly attributable to such event or transaction, and (iv) any amounts held in escrow or other holdbacks in connection with such event or transaction; and

(b) with respect to the issuance by any Borrower or Guarantor of any shares of its Capital Stock other than to any other Borrower or Guarantor, the aggregate amount of cash actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Borrower or Guarantor in connection with such issuance, after deducting therefrom only (i) reasonable fees, commissions, and expenses (including, reasonable attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, other customary expenses and brokerage, consultant and other customary fees) related thereto and required to be paid by such Borrower or Guarantor in connection with such issuance or receipt of the proceeds thereof; provided, that, any such fee payable hereunder to an Affiliate of Parent or a Subsidiary of Parent shall not exceed the amount permitted under Section 9.12(b)(iii) herein; provided, further, that, any fees permitted pursuant to Section 9.12(b)(iii) herein shall only be deducted in the event that no Default or Event of Default exists at such time unless otherwise consented to by Agent in writing, (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or receipt, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash proceeds, actually paid or payable and such proceeds are properly attributable to such transaction, and (iii) any amounts held in escrow or other holdbacks in connection with such issuance.

1.88 “OH&R” shall have the meaning given to such term in the Recitals hereto.

1.89 “Obligations” shall mean the Term Loan and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

1.90 “Other Taxes” shall have the meaning given to such term in Section 6.5 hereof.

1.91 “PA Designated Policy” shall have the meaning given to such term in Section 4.1(h) hereof.

1.92 “PA Designated Property” shall have the meaning given to such term in Section 4.1(h) hereof.

1.93 “Parent” shall mean Toolrock Holding, Inc., a Delaware corporation, and its successors and assigns.

1.94 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in the Term Loan in conformity with the provisions of Section 13.7 hereof governing participations.

1.95 “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, which any Borrower, Guarantor or their ERISA Affiliates (a) sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, or (b) has incurred or could reasonably be expected to incur any liability (whether contingent or otherwise) including under Section 4069 of ERISA, other than a Multiemployer Plan.

1.96 “Perfection Certificate” shall mean, collectively, the Perfection Certificates of Borrowers and Guarantors constituting Exhibit B hereto.

1.97 “Permitted Additional Capital Expenditure” shall mean a Capital Expenditure (in excess of the amount of Capital Expenditures permitted to be made pursuant to Section 9.18 hereof) in respect of which all of the following conditions have been satisfied: (a) Agent shall have received at least ten (10) Business Days’ (or such lesser period of notice as Required Lenders may from time to time agree) but no more than thirty (30) Business Days’ prior notice of any Borrower’s or Guarantor’s intention to directly or indirectly, making or committing to make, whether through purchase, capital leases or otherwise, Capital Expenditures, monthly cash flow projections prepared in good faith based upon assumptions believed by such Borrower or Guarantor to be reasonable at the time made, for the period commencing on the first day of the month in which the first installment with respect to a particular project is to be made and ending on the later of (x) the last day of the month in which the making of the final installment with respect to such project is to be made and (y) a date that is twelve (12) months after the first day of the month in which the first installment with respect to such project is to be made, showing, on a pro forma basis after giving effect to such Capital Expenditures, among other things, that the Fixed Charge Coverage Ratio is at least 1.00 to 1.00 at all times during such period and Excess Availability (after giving effect to any of Capital Expenditure Reserve established pursuant to clause (b) below in respect of that applicable Capital Expenditure), at all times during such period is not less than 15% of the Maximum Credit, and (b) after giving effect to the establishment of such Capital Expenditure Reserve by Revolving Agent, on a pro forma basis, Excess Availability shall be not less than an amount equal to 15% of the Maximum Credit.

1.98 “Permitted Holders” shall mean the persons listed on Schedule 1.98.

1.99 “Permitted Holder Affiliate” shall mean, with respect to a Permitted Holder, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Permitted Holder, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds thirty

(30%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds thirty (30%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds thirty (30%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.100 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.101 “PIK Interest” shall have the meaning assigned thereto in Section 3.1(d) of this Agreement.

1.102 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower, Guarantor or their ERISA Affiliates sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower, Guarantor or their ERISA Affiliates may incur liability or any obligation.

1.103 “Pro Forma Basis” shall mean for purposes of calculating the financial covenant set forth in Section 9.17 hereof in connection with any event or transaction, or proposed event or transactions, such event or transaction and all related events and transactions shall be deemed to have occurred as of the first day of the most recent three (3) or twelve (12) month period (as required pursuant to the terms of this Agreement) preceding the date of such event or transaction for which Agent has received financial statements pursuant to Section 9.6 hereof.

1.104 “Pro Forma Compliance Certificate” shall mean, with respect to any event or transaction, or proposed event or transaction, a certificate of the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower or Parent containing reasonably detailed calculations of the financial covenant set forth in Sections 9.17, 9.18 and 9.19 hereof as of the most recent fiscal month end for which Agent has received financial statements pursuant to Section 9.6 hereof and certifying that the other conditions hereunder to the applicable event or transaction are satisfied, after giving effect to the applicable event or transaction on a Pro Forma Basis.

1.105 “Pro Rata Share” shall mean with respect to the Term Loan and all other matters (including, without limitation, the indemnification obligations arising under Section 11.5 hereof), at any time, as to any Lender, the fraction (expressed as a percentage) the numerator of which shall be the outstanding principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate principal amount outstanding of the Term Loan at such time.

1.106 “Qualified Public Offering” shall mean any bona fide, firm commitment, underwritten offering to the public by (a) Controlling Parent or (b) Parent or any of its Subsidiaries, of the Capital Stock of Controlling Parent or Parent or any of its Subsidiaries pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

1.107 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

1.108 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.109 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.110 “Redemption Premium” means at any time with respect to the Term Loan being redeemed or prepaid in whole or in part pursuant to Section 2.2(d) and Section 2.3 (including without limitation after an Event of Default or acceleration), an amount equal to the percentage set forth opposite the appropriate period of the aggregate principal amount of such Term Loan being redeemed or prepaid at such time:

Period	Percentage
July 30, 2010 to and including July 30, 2011	3.0%
July 31, 2011 to and including July 30, 2012	2.0%
July 31, 2012 to and including July 30, 2013	1.0%
July 31, 2013 and thereafter	0.0%

1.111 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.112 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the then outstanding principal amount of the Term Loan.

1.113 “Responsible Officer” shall mean the president, chief executive officer, chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower or Parent.

1.114 “Revolving Agent” shall mean Well Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.

1.115 “Revolving Credit Agreement” shall mean that certain Loan and Security Agreement dated as of March 6, 2008 by and among the Borrowers, Parent, and parties thereto from time to time as lenders, the Revolving Agent, Wells Fargo Foothill, LLC, as Syndication Agent, and LaSalle Business Credit, LLC , PNC Bank, National Association, and RZB Finance LLC, each as a Co-Documentation Agent as amended, and as may be further amended, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time in accordance with the terms hereof and the Intercreditor Agreement.

1.116 “Revolving Credit Documents” shall mean the “Financing Agreements”, or any similar term, as defined in the Revolving Credit Agreement.

1.117 “Revolving Loan Priority Collateral” shall have the meaning given to such term in the Intercreditor Agreement.

1.118 “Revolving Lenders” shall mean the lenders party to the Revolving Credit Agreement as lenders from time to time pursuant to the terms therein.

1.119 “Revolving Obligations” shall mean the “Obligations” as such term is defined in the Revolving Credit Agreement.

1.120 “Secured Parties” shall mean, collectively, (a) Agent, and (b) the Lenders; provided, that, such parties are sometimes referred to herein individually as a “Secured Party.”

1.121 “Solvent” shall mean, at any time with respect to any Person as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, assets dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

1.122 “Sponsor” shall mean, individually and collectively, (a) HHEP-Latrobe, L.P. or (b) Watermill-Toolrock Partners, L.P.

1.123 “Sponsor Portfolio Company” shall mean any Person that is an Affiliate of Borrowers or Guarantors solely due to the fact that such Person is controlled, directly or indirectly, by Sponsor and which does not otherwise have any managerial control over the business of any Borrower or Guarantor in any capacity

1.124 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person. For purposes of Sections 8.8, 9.6, 9.7, 9.8, 9.9 and 9.10, the term “Subsidiary” shall not include any Foreign Subsidiary and Latrobe Specialty Steels Europe, Inc.

1.125 “Taxes” shall have the meaning given to such term in Section 6.5 hereof.

1.126 “Term Loan” shall mean the loans in an aggregate principal amount of $50,000,000 made by the Lenders to the Borrowers on the Closing Date pursuant to Section 2.1.

1.127 “Transaction Services Agreements” shall mean, collectively, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced: (a) the Transaction Services Agreement, dated as of March 6, 2008, by and among Latrobe, Parent and Hicks Holdings Operating LLC and (b) the Transaction Services Agreement, dated as of March 6, 2008, by and among Latrobe, Parent and Watermill Management Company, LLC.

1.128 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent (acting at the direction of the Required Lenders) may otherwise determine).

1.129 “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent in good faith at such time using the Exchange Rate in effect on the Business Day of determination.

1.130 “US Dollars,” “US$” and “$” shall each mean lawful currency of the United States of America.

1.131 “VIM Agreement” shall mean the Technology Investment Agreement, dated December 10, 2008, by and between the United States of America, acting through DET 1 AF Research Laboratory, and Latrobe (doing business as Latrobe Specialty Steel Company) concerning the Title III vacuum induction melting vacuum arc re-melting furnace capacity program, as may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

1.132 “VIM Equipment” shall mean the equipment attached as Schedule 1.132 owned by Latrobe.

1.133 “VIM Intercreditor Joinder” shall mean the Joinder Agreement in the form attached hereto as Exhibit F by and among Agent, Revolving Agent, the United States of America, acting through DET 1 AF Research Laboratory, and Latrobe, to the Lien Subordination Agreement, dated as of January 22, 2009, as may be amended, modified, supplemented, extended, renewed, restated or replaced, from time to time pursuant to the terms thereof.

1.134 “VIM Security Agreement” shall mean the Security Agreement, dated as of January 22, 2009, by and between Latrobe and the United States of America, as may be amended, modified, supplemented, extended, renewed, restated or replaced, from time to time.

1.135 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.136 “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment.

SECTION 2. TERM LOAN

2.1 Term Loan. Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to lend to Borrowers on the Closing Date the aggregate amount of the Commitment of such Lender. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. The principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
December 31, 2010	$625,000
March 31, 2011	$625,000
June 30, 2011	$625,000
September 30, 2011	$625,000
December 31, 2011	$1,250,000
March 31, 2012	$1,250,000
June 30, 2012	$1,250,000
September 30, 2012	$1,250,000
December 31, 2012	$1,250,000
March 31, 2013	$1,250,000
June 30, 2013	$1,250,000

The outstanding unpaid principal amount of the Term Loan and all accrued and unpaid interest thereon shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms of Section 10.2(c). All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations.

2.2 Mandatory Prepayments.

Subject to the terms of the Intercreditor Agreement and to the extent such amount or any portion thereof is not required to be applied to repay obligations under the Revolving Credit Agreement as in effect on the date hereof:

(a) As promptly as reasonably practicable, but in any event within five (5) Business Days (or ten (10) Business Days to the extent such Excess Cash Flow is deposited by Borrowers in an account with Agent (or a bank or other depositary institution reasonably acceptable to Required Lenders), which account shall be subject to a Deposit Account Control Agreement and constitute First Priority Term Loan Collateral) after annual financial statements have been delivered pursuant to Section 9.6(a)(iii) and the related Pro Forma Compliance Certificate has been delivered pursuant to Section 9.6(a)(i) with respect to any fiscal year, commencing with the fiscal year ended September 30, 2011, in each case, only to the extent that each of the Excess Cash Flow Prepayment Conditions (provided such Excess Cash Flow Prepayment Conditions shall only be applicable if the Revolving Obligations are outstanding) has been satisfied in the determination of the Revolving Agent, the Borrowers shall cause to be prepaid an aggregate principal amount of the Term Loan equal to (i) 50% of Excess Cash Flow minus (ii) the sum of all payments of principal of the Term Loan during such fiscal year, if any, covered by such financial statements. In the event that the Borrowers satisfy all of the Excess Cash Flow Prepayment Conditions other than attaining the Excess Availability thresholds, then Borrowers may make and Lenders may accept an Excess Cash Flow Prepayment in an amount not to exceed (i) thirty-five (35%) percent of Excess Cash Flow for any such fiscal year minus (ii) the sum of all payments of principal of the Term Loan during the fiscal year so long as (1) after giving effect to such Excess Cash Flow Prepayment, the average Excess Availability for the consecutive thirty (30) calendar day period ending on the day prior to such payment shall be equal to or greater than $25,000,000, (2) on the date of such Excess Cash Flow Prepayment and after giving effect thereto, Excess Availability shall be equal to or greater than $25,000,000 and (3) Agent shall have received a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such Excess Cash Flow Prepayment, Excess Availability shall be equal to or greater than $25,000,000 for each of the first thirty (30) days after giving effect to such payment. Notwithstanding anything to the contrary herein, in the event that any Excess Cash Flow Prepayment in respect of a fiscal year is not permitted to be made due to the failure of the Borrowers to satisfy any of the Excess Availability thresholds set forth in the Excess Cash Flow Prepayment Conditions and any of the Revolving Obligations are outstanding, such Excess Cash Flow Prepayment may be made and accepted after the applicable Excess Cash Flow Prepayment Period expires but prior to start of the next fiscal year, provided, that, all of the following conditions are satisfied at the time of any such payment, as determined by Revolving Agent, (A) after giving effect to any such Excess Cash Flow Prepayment, the average Excess Availability for the consecutive ninety (90) calendar day period ending on the day prior to such payment is equal to or greater than $30,000,000, (B) on the date of any such Excess Cash Flow Prepayment and after giving effect thereto, the Excess Availability is equal to or greater than $30,000,000, (C) Agent shall have received a Pro Forma Compliance Certificate (as defined in the Revolving Credit Agreement) demonstrating that, upon giving effect on a Pro Forma Basis (as defined in the Revolving Credit Agreement) to such Excess Cash Flow Prepayment (1) the Fixed Charge Coverage Ratio (as defined in the Revolving Credit Agreement) for Parent and its Subsidiaries is equal to or greater than 1.00 to 1.00 and (2) Excess Availability shall be equal to or greater than $30,000,000 for each of the first thirty (30) days after giving effect to such payment, and (D) on the date of any such Excess Cash Flow Prepayment and after giving effect thereto, no Default or Event of Default (each as defined in the Revolving Credit Agreement) shall have occurred and be continuing under the Revolving Credit Agreement. Notwithstanding anything to the contrary herein, to the extent the Revolving Obligations are outstanding and a payment under this Section 2.2(a) is not made due to the failure of the Borrowers to satisfy the Excess Cash Flow Prepayment Conditions, it shall not constitute an Event of Default.

(b) As promptly as reasonably practicable, but in any event within five (5) Business Days (or ten (10) Business Days to the extent such Net Cash Proceeds are deposited by Borrowers in an account with Agent (or a bank or other depositary institution reasonably acceptable to Required Lenders), which account shall be subject to a Deposit Account Control Agreement and constitute First Priority Term Loan Collateral) following the receipt of Net Cash Proceeds of the sale or issuance by any Borrower or Guarantor of Capital Stock pursuant to Section 9.7(b)(ii) in excess of the Equity/Debt Threshold Amount, the Borrowers shall cause 50% of the Net Cash Proceeds of such sale or issuance to be applied to prepay the outstanding principal amount of the Term Loan. Notwithstanding anything to the contrary herein, if the Revolving Obligations are outstanding, the Borrowers shall not be obligated to make the mandatory prepayment set forth in this subsection (b) after the occurrence and during the continuance of a Default arising under Sections 10.1(a)(i), 10.1(a)(ii) (caused by the failure to comply with Section 9.3, 10.1(g) or 10.1(i)) or an Event of Default.

(c) As promptly as reasonably practicable, but in any event within five (5) Business Days (or ten (10) Business Days in the event such Net Cash Proceeds are immediately deposited by Borrowers in an account in accordance with the provisions of clause (iii) hereunder) of the date of receipt by any Borrower or Guarantor of Net Cash Proceeds with respect to any Extraordinary Receipts, Borrowers shall cause 100% of such Net Cash Proceeds to be applied to prepay the outstanding principal amount of the Term Loan; provided that other than such Net Cash Proceeds of a casualty loss with respect to property insurance or a condemnation event (unless otherwise agreed to by the Required Lenders), Borrowers may in lieu of such prepayment apply such Net Cash Proceeds to the costs of replacement of the assets that are the subject of such Extraordinary Receipt or the costs of purchase or construction of other assets useful in the business of Borrowers and Guarantors so long as (i) Borrowers shall have given Agent prior written notice of Borrowers’ intention to apply such Extraordinary Receipt to the costs of replacement of the properties or assets that are the subject of such Extraordinary Receipts or the cost of purchase or construction of other assets useful in the business of Borrowers and Guarantors and that would constitute First Priority Term Loan Collateral, (ii) no Default or Event of Default shall have occurred and be continuing or would result from such replacement, purchase, or construction, (iii) immediately following receipt of such Net Cash Proceeds and prior to such replacement, purchase, or construction, the applicable Net Cash Proceeds in excess of $500,000 shall have been deposited and maintained by Borrowers or Guarantors in an account with Agent (or a bank or other depositary institution reasonably acceptable to Required Lenders), which account shall be subject to a Deposit Account Control Agreement and constitute First Priority Term Loan Collateral, (iv) the Borrowers or Guarantor complete (or enter into a legally binding agreement to complete) such replacement, purchase, or construction within 365 days after the initial receipt of such Net Cash Proceeds, and (v) the amount of such Net Cash Proceeds applied to such replacement, purchase, or construction shall not exceed $5,000,000 over the term of this Agreement, unless and to the extent that such 365 day period shall have expired without such replacement, purchase or construction (or commitment to replace, purchase or construct) being made or completed, in which case, any unutilized amounts remaining shall immediately be applied to prepay the outstanding principal amount of the Term Loan. Nothing in the foregoing shall be construed to constitute consent by Agent or by any Lender to any transaction not expressly permitted or prohibited by the terms this Agreement.

(d) As promptly as reasonably practicable, but in any event within five (5) Business Days (or ten (10) Business Days to the extent such Net Cash Proceeds are immediately deposited by Borrowers in an account in accordance with the provisions of clause (iii) hereunder) of the date of receipt by any Borrower or Guarantor of $500,000 or more of aggregate Net Cash Proceeds with respect to any and all sales or dispositions of assets constituting First Priority Term Loan Collateral (other than any such transactions permitted by Sections 9.7(b)(i),(ii), (iii) and (iv)), the Borrowers shall cause 100% of the Net Cash Proceeds of such sale or disposition to be applied to prepay the outstanding principal amount of the Term Loan, together with the applicable Redemption Premium, if any; provided that, so long as (i) Borrowers shall have given Agent prior written notice of Borrowers’ intention to apply such Net Cash Proceeds to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of Borrowers or Guarantors and that would constitute First Priority Term Loan Collateral, (ii) no Default or Event of Default shall have occurred and be continuing or would result from such replacement, purchase, or construction, (iii) immediately following receipt of such Net Cash Proceeds and prior to such replacement, purchase, or construction, the applicable Net Cash Proceeds shall be deposited and maintained by Borrowers in an account with Agent (or a bank or other depositary institution reasonably acceptable to Required Lenders), which account shall be subject to a Deposit Account Control Agreement and constitute First Priority Term Loan Collateral, (iv) the Borrowers or Guarantors complete (or enter into a legally binding agreement to complete) such replacement, purchase, or construction within 365 days after the initial receipt of such Net Cash Proceeds, and (v) the amount of Net Cash Proceeds applied to such replacement, purchase, or construction shall not exceed $5,000,000 in any calendar year, then Borrowers may in lieu of such prepayment apply such Net Cash Proceeds to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of the Borrowers or Guarantors unless and to the extent that such 365 day period shall have expired without such replacement, purchase, or construction (or commitment to replace, purchase or construct) being made or completed, in which case, any unutilized amounts remaining shall be applied to prepay the outstanding principal amount of the Term Loan, together with the applicable Redemption Premium, if any.

2.3 Optional Prepayments.

(a) The Borrowers may, upon delivery of a prepayment notice to the Agent, at any time voluntarily prepay the Term Loan, in whole or in part, at par plus any applicable Redemption Premium; provided, that, (1) such notice must be received by the Agent not later than 12:00 noon (New York, New York time) three (3) Business Days prior to any date of such prepayment of the Term Loan; and (2) any prepayment of the Term Loan shall be in a principal amount of at least $2,000,000 or a whole multiple of $200,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Administrative Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (unless such prepayment is in connection with a refinancing or acquisition, in which case such prepayment notice shall be revocable if such refinancing or acquisition is not consummated). Each prepayment of the Term Loan pursuant to this Section 2.3 shall be paid to the Lenders in accordance with their respective Pro Rata Share.

2.4 Redemption Premium. For avoidance of doubt, any payment of principal of the Term Loan, whether mandatory or optional (including without limitation after an Event of Default or acceleration), shall be subject to the applicable Redemption Premium at the time of such payment, unless such payment is being made pursuant to any of Section 2.1, Section 2.2(a), Section 2.2(b) or Section 2.2(c), in which case the Redemption Premium shall not apply.

2.5 Joint and Several Liability of Borrowers.

(a) Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Agent and Lenders under this Agreement and the other Financing Agreements, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the proceeds of the Term Loan hereunder or the amount of such Term Loan received or the manner in which Agent or any Lender accounts for such Term Loan on its books and records. The Obligations of Borrowers with respect to any portion of the Term Loan made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder, with respect to any portion of the Term Loan made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(c) Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Financing Agreements, notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Financing Agreements. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other Borrowers. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrower) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.5 hereof, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.5, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.5 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.5 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or a Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.

(d) The provisions of this Section 2.5 are made for the benefit of the Agent and the Lenders and their respective successors and assigns, and subject to Section 12.3 hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.5 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied (other than indemnities and contingent Obligations which have not yet accrued). If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.5 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e) Notwithstanding any provision to the contrary contained herein or in any of the other Financing Agreements, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States).

(f) With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to the Term Loan made to the other Borrowers hereunder, each of Borrowers waives, until the Obligations shall have been paid in full (other than indemnities and contingent Obligations which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Financing Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of Borrowers, either or both of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Term Loan at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Unless otherwise requested by Administrative Borrower, in accordance with the terms of this Agreement, the Administrative Borrower shall be deemed to have elected a three (3) month Interest Period for the Term Loan. Administrative Borrower may from time to time elect a new Interest Period to be applicable to the Term Loan after the termination of the prior Interest Period. Such request from Administrative Borrower shall specify the Interest Period to be applicable to the Term Loan. Subject to the terms and conditions contained herein, so long as the Agent receives (3) Business Days prior to the expiration of the preceding Interest Period written notice of such election, the new Interest Period with respect to the Term Loan shall commence on the day on which the preceding Interest Period applicable thereto expires, provided, that, (1) no Event of Default shall have occurred and be continuing, (2) no party hereto shall have sent any notice of termination of this Agreement, and (3) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate can be readily determined as of the date of the request by such Borrower.

(c) Intentionally Omitted.

(d) Interest shall be payable by Borrowers to Agent in cash, for the account of Agent and Lenders as applicable, monthly in arrears not later than the first Business Day of each calendar month; provided that the Administrative Borrower may elect at its option by delivery of at least 5 Business Days prior notice to the Agent by Administrative Borrower of such election, to pay interest due hereunder in an amount equal to 1.0% per annum in kind, on each interest payment date by capitalizing such interest and adding the same to the then outstanding principal amount of the Term Loan (such capitalized interest, collectively, shall be referred to as “PIK Interest”). Once capitalized, PIK Interest shall constitute principal under the Term Loan for all purposes of this Agreement. Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees. Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letters in the amounts and at the times specified therein or as has otherwise been agreed by or on behalf of Borrowers and Agent.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender determines that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of maintaining such Lender’s portion of the Term Loan (other than any increased cost described in Section 6.5), then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender against such increased cost on an after-tax basis (without duplication of any amounts received by Agent or Lenders in connection with Section 6.5 hereof) (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error. In the event of a conflict between this Section 3.3(a) and Section 6.5 the terms and provisions of Section 6.5 shall control and govern.

(b) Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, or extension of the Term Loan after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of the Term Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of the Term Loan on a day which is not the last day of an Interest Period with respect thereto. With respect to the Term Loan, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not extended, for the period from the date of such prepayment or of such failure to extend to the last day of the applicable Interest Period in each case at the applicable rate of interest for such Term Loan provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Issuance of the Term Loan. The obligation of Lenders to make the Term Loan hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Term Loan of each of the following conditions precedent:

(a) Required Lenders shall have received, in form and substance satisfactory to the Required Lenders, all releases, terminations and such other documents as the Required Lenders may reasonably request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

(b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to the Required Lenders, and the Required Lenders shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which the Required Lenders may have reasonably requested in connection therewith, such documents where requested by the Required Lenders or their counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Borrower and Guarantor certified by the applicable Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

(c) Required Lenders shall have received, in form and substance reasonably satisfactory to the Required Lenders, all consents, waivers, acknowledgments and other agreements from third persons (other than Collateral Access Agreements, Deposit Account Control Agreements and Investment Property Control Agreements) which the Required Lenders may deem reasonably necessary or desirable, including those reasonably necessary to permit, protect and perfect the Agent’s security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements;

(d) the Excess Availability, as of the Closing Date, shall be not less than $35,000,000 after giving effect to the borrowing of the Term Loan to be made on the Closing Date;

(e) Required Lenders shall have received evidence, in form and substance reasonably satisfactory to the Required Lenders, that Agent has a valid perfected first priority security interest in all of the First Priority Term Loan Collateral (except as to priority, subject to the liens permitted under Sections 9.8(b) hereof, Section 9.8(c) and 9.8(r) hereof, to the extent that such liens have priority over the liens of Agent under applicable law and except for such items of Collateral as the Required Lenders may determine not to perfect the Agent’s security interest in based on the de minimus value thereof relative to the cost of such perfection;

(f) Required Lenders shall have received, in form and substance reasonably satisfactory to the Required Lenders, the Intercreditor Agreement, duly authorized, executed and delivered by Revolving Agent;

(g) Required Lenders shall have received and reviewed lien and judgment search results for the location of each Borrower and Guarantor (determined in accordance with the Uniform Commercial Code of the applicable jurisdiction and any other applicable law) and all counties in which assets of Borrowers and Guarantors are located where the value of such assets exceeds $100,000 for distribution locations and $400,000 for manufacturing locations, which search results shall be in form and substance reasonably satisfactory to the Required Lenders;

(h) Required Lenders shall have received, in form and substance reasonably satisfactory to the Required Lenders, a valid and effective title insurance policy (or binding pro forma mortgage policy or commitment to issue title insurance policies marked to evidence the form of such policies to be delivered with respect to the Mortgage) issued by a company and agent reasonably acceptable to the Required Lenders: (i) insuring the priority, amount and sufficiency of the Mortgages, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by the Required Lenders for protection of their interests; provided, however, that with respect to the policy (the “PA Designated Policy”) issued for the mortgaged property referred to in Commitment No. 10-0637 issued by Chicago Title Insurance Company (the “PA Designated Property”), such policy shall retain the standard survey exception, but shall be amended by endorsement after the survey referenced in Section 9.25(c) has been completed and approved by the title company;

(i) Proskauer Rose LLP, on behalf of the Required Lenders, shall have received originals of the shares of the stock certificates representing all of the issued and outstanding certificated shares of the Capital Stock of each Borrower and Guarantor (other than Parent) and owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto;

(j) Required Lenders shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to the Required Lenders, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(k) Required Lenders shall have received, each in form and substance reasonably satisfactory to the Required Lenders, audited consolidated financial statements for Parent and its Subsidiaries, for the fiscal years 2007, 2008, and 2009, interim unaudited consolidated financial statements of Parent and its Subsidiaries for each monthly period ended since the last audited financial statements available and the projections for the fiscal years 2010 through 2014 referred to in Section 8.3;

(l) Required Lenders shall have received, in form and substance reasonably satisfactory to the Required Lenders, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as the Required Lenders may reasonably request;

(m) Required Lenders shall have received, a solvency certificate in the form of Exhibit G hereto with respect to Parent and its Subsidiaries taken as a whole;

(n) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to the Required Lenders;

(o) the Required Lenders shall have completed all business, financial and legal due diligence with results satisfactory to Agent, the Required Lenders and their counsel;

(p) no Default or Event of Default shall exist under this Agreement or the Revolving Credit Agreement;

(q) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct;

(r) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise affect the making of the Term Loan or would reasonably be expected to have Material Adverse Effect;

(s) the Parent and its Subsidiaries shall have paid the Accrued Management Fees; and

(t) the Parent and its Subsidiaries shall have paid all taxes, charges, and other accounts payables due and payable on or prior to the Closing Date consistent with the Borrowers’ past practice unless such payment is contested in good faith.

Notwithstanding anything to the contrary in this Section 4, execution of this Agreement by the Lenders shall be deemed to be confirmation to the Agent from such Lender that the conditions precedent have been satisfied and the Agent shall be entitled to rely on such confirmation. Further notwithstanding anything to the contrary in this Section 4, with respect to the conditions precedent set forth herein, the Agent shall not be responsible for determining the satisfaction of such conditions precedent.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including all of each Borrower’s and Guarantor’s right, title and interest in and to the following:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all owned Real Property and fixtures;

(e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f) all instruments, including, without limitation, all promissory notes;

(g) all documents;

(h) all deposit accounts;

(i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims, including, without limitation, those identified in the Perfection Certificate;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2 Perfection of Security Interests.

(a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent (acting at the direction of the Required Lenders) may reasonably require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent (acting at the direction of the Required Lenders) may reasonably determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on or after the date hereof. Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. So long as any Obligations are outstanding, without the Required Lenders’ prior consent, in no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Perfection Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument for obligations in excess of $2,000,000 in any one case or $2,000,000 in the aggregate that constitutes Collateral after the date hereof, the applicable Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent (acting at the direction of the Required Lenders) may from time to time reasonably specify, in each case except as Agent (acting at the direction of the Required Lenders) may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time an Event of Default exists on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner reasonably acceptable to the Required Lenders with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of The Bank of New York Mellon and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s (acting at the direction of the Required Lenders) request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent (acting at the direction of the Required Lenders) may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Perfection Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or

Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to the Required Lenders the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to the Required Lenders, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees in the ordinary course of business.

(e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Perfection Certificate.

(i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities constituting Collateral, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent (acting at the direction of the Required Lenders) may from time to time reasonably specify. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent (acting at the direction of the Required Lenders) may reasonably specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of such securities.

(ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to the Required Lenders the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to the Required Lenders, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent (acting at the direction of the Required Lenders) may specify either

(i) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (ii) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions reasonably acceptable to the Required Lenders.

(f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Perfection Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof (except with respect to any letter of credit, banker’s acceptance or similar instrument in support of a financed Capital Expenditure permitted under Section 9.18 hereof) involving an amount in excess of $1,000,000 in any one case or $2,000,000 in the aggregate that constitute Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall immediately, as Agent (acting at the direction of the Required Lenders) may specify, (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to the Required Lenders, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent (acting at the direction of the Required Lenders) may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Perfection Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims involving a claim in excess of $2,000,000 (or commercial tort claims in the aggregate in excess of $5,000,000), that arise in connection with or are related to any other Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s (acting at the direction of the Required Lenders) request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent (acting at the direction of the Required Lenders) may reasonably require in connection with such commercial tort claim.

(h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral having an aggregate value in excess of $1,000,000 (which as to documents of title for this purpose shall be deemed to refer to the value of the goods covered by such document of title) in the custody, control or possession of a third party as of or after the date hereof, except as set forth in the Perfection Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof having a value in excess of $250,000 in any one case in the custody, control or possession of any other person not referred to in the Perfection Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing.

(i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent (acting at the direction of the Required Lenders) from time to time to cause the attachment, perfection and priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.3 Exclusions from Collateral. Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include the Capital Stock of any existing or hereafter organized or acquired direct or indirect Foreign Subsidiary that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) in excess of sixty-five (65%) percent of all the issued and outstanding shares of Capital Stock of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2).

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Term Loan Account. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) the Term Loan and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Intentionally Deleted.

6.3 Collection of Accounts.

(a) Borrowers and Guarantors shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent (acting at the direction of the Required Lenders) may reasonably specify, with such banks as are reasonably acceptable to the Required Lenders into which (i) Borrowers and Guarantors shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory in the identical form in which such payments are made, whether by cash, check or other manner, or (ii) Borrowers and Guarantors shall promptly deposit all payments on all Collateral (other than Receivables) in the identical form in which such payments are made, whether by cash, check or other manner. Within sixty (60) Business Days after the Closing Date, Borrowers and Guarantors shall each deliver, or cause to be delivered to Agent, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof. Upon the occurrence and during the continuance of an Event of Default, Agent or Revolving Agent, as applicable, may deliver a Control Notice to the depository bank at which the Blocked Account is maintained. Each Borrower and Guarantor agrees that after the occurrence and during the continuance of an Event of Default all payments made to such Blocked Accounts or other funds received and collected by Revolving Agent or any Revolving Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Revolving Agent and Revolving Lenders in respect of the Revolving Obligations and therefore shall constitute the property of Revolving Agent and Revolving Lenders to the extent of the then outstanding Revolving Obligations; provided, that, after the payment in full of the Indebtedness under the Revolving Credit Agreement (except for contingent indemnification obligations) and after the occurrence and during the continuance of an Event of Default, all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b) Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person other than resulting from the gross negligence or willful misconduct of

Agent. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 13.1 hereof or such other place as Agent may designate in writing to Administrative Borrower from time to time.

(b) Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent from any Borrower or Guarantor; second, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lenders from any Borrower or Guarantor; third, ratably, to the payment in full of interest due in respect of the Term Loan; fourth, to the payment in full of principal in respect of the Term Loan; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Administrative Borrower requests; and seventh, to the extent any proceeds remain, to the Administrative Borrower or such other Person that may be legally entitled thereto.

(c) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Taxes.

(a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, and Agent (A) taxes measured by the income of, and franchise taxes (or similar taxes) imposed on, such Lender or the Agent (as the case may be) by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Agent (as the case may be) is organized or in which such Lender’s or the Agent’s principal lending office is located or, in the case of each Lender, in which its applicable lending office is located, (B) any branch profits tax imposed by the United States of America, and (C) any withholding taxes payable either with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender or Agent (as the case may be) or as a result of such Lender’s or Agent’s failure or inability to comply with Section 6.5(h) hereof, provided, that withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) shall not be excluded pursuant to this clause (i)(C); (ii) in the case of each Lender, taxes measured by its income, and franchise taxes (or other similar taxes) imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (other than a connection arising solely from such Lender having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any Financing Agreement); and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 13.6 hereof) any withholding tax that either would be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto or designates a new lending office or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law subsequent to the date of it becomes a Lender) to comply with Section 6.5(g) hereof, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or Assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 6.5(b) below; (iv) any taxes imposed on any “withholdable payment” payable to such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012, and (v) any interest, additions to taxes or penalties with respect to any of the foregoing excluded taxes in (i) through (iv) (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) within ten (10) days after the date of such payment (or, if receipts or evidence are not available within ten (10) days, as soon as possible thereafter), the Borrower shall furnish to the Agent for its account or for the account of any Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof, or in the event that the same is not available using commercially reasonable business efforts, such other written proof of payment thereof that is reasonably satisfactory to the Agent.

(c) In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements excluding, however, such amounts imposed as a result of assignment other than an assignment pursuant to Section 6.5(j) hereof (collectively, “Other Taxes”).

(d) Each Borrower and Guarantor shall indemnify, jointly and severally, each Lender and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Agent, at its address referred to herein, a copy (or if reasonably available, a certified copy) of a receipt evidencing payment thereof.

(f) Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code, or any treaty to which the United States is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or as reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable: (i) duly completed copies of U.S. Internal Revenue Service Form W 8BEN, Form W-8EXP or W-8IMY (with the appropriate attachments thereto), as appropriate, claiming exemption from, or a reduction to, withholding tax under an income tax treaty or the Code, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W 8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business, or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a (1) “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of the relevant form described in clause (i) claiming exemption from withholding under the portfolio interest exemption, or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless Administrative Borrower and Agent have received, prior to the date that any payment is due pursuant to this Agreement or any Financing Agreement, forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments to or for a Foreign Lender at the applicable statutory rate.

(h) Any Lender that is a “United States person,” as defined in Section 7701(a)(30) of the Code shall deliver to Administrative Borrower (in such number of copies as shall be requested by the recipient) on the date the earlier of the first date on which payment is required to be made to such Lender under this Agreement or within five (5) Business Days of the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower) duly completed copies of IRS Form W 9, or any successor form that such Lender is entitled to provide at such time in order to comply with United States backup withholding requirements, if required to avoid the application of backup withholding under the Code.

(i) If a payment made to a Lender under any Financing Agreement would be subject to United States federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Agent (1) a certification signed by a Responsible Officer of such Lender, and (2) other documentation reasonably requested by the Administrative Borrower and the Agent sufficient for the Agent and the Administrative Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(j) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 hereof shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender; provided, that nothing in this Section 6.5(j) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 6.5(b) or otherwise. The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender or Agent in connection with any change pursuant to this Section 6.5(j).

(k) If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 6.5, it shall pay to the Administrative Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 6.5 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of Agent, or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes) to the Borrowers or any other Person.

6.6 Intentionally Deleted.

6.7 Use of Proceeds. Borrowers shall use the proceeds of the Term Loan hereunder only for: (a) the payment in full of Administrative Borrower’s existing Indebtedness pursuant to the Securities Purchase Agreement dated as of December 8, 2006 by and among the Administrative Borrower and Sankaty Advisors, LLC, as agent and the other parties thereto, as amended (the “Existing Note Purchase Agreement”) including all accrued and unpaid interest, fees and other payment obligations thereunder, (b) the payment in full of the Accrued Management Fees, (c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements, (d) the payment of the broker’s fee due to Challenger Capital Group Ltd. in an amount equal to $787,500, (e) the payment of the fees permitted under Section 9.12(b)(iii)(B) and (f) to the extent there is any excess proceeds after the application of the proceeds pursuant to clauses (a), (b) and (c) above, the remaining proceeds may be used for general operating, working capital and other proper corporate purposes of any such Borrower not otherwise prohibited by the terms hereof (including permitted investments, payment of dividends and repayment of certain Indebtedness, in each case, to the extent expressly permitted in this Agreement). None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause the Term Loan to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8 Appointment of Administrative Borrower as Agent for Requesting the Term Loan and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive the proceeds of the Term Loan pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Administrative Borrower shall ensure that the disbursement of the proceeds of the Term Loan to each Borrower requested by or paid to or for the account of Parent, shall be paid to or for the account of such Borrower.

(c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.9 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by the applicable Lenders: (a) the making of the Term Loan shall be made among the Lenders based on their respective Pro Rata Shares of the Term Loan and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares of the outstanding principal amount of the Term Loan and shall be distributed accordingly.

6.10 Sharing of Payments, Etc.

(a) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on the Term Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Term Loan or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(b) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11 Intentionally Deleted.

6.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.13 Intentionally Deleted.

6.14 Promissory Notes. Each Lender may at any time request that the portion of the Term Loan made by it be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to such Lender a promissory note, substantially in the form of Exhibit E hereto, payable to the order of such Lender. Thereafter, that portion of the Term Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.7) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Prior to the payment in full of the Revolving Obligations, Borrowers shall deliver to Agent copies of any documents or any other deliverables required to be delivered to the Revolving Agent pursuant to Section 7.1 of the Revolving Credit Agreement substantially simultaneously upon delivering such documents or other deliverables to the Revolving Agent. On and after the payment in full of the Revolving Obligations, Borrowers shall provide Agent with the following documents in a form reasonably satisfactory to the Required Lenders:

(i) Agent (acting at the direction of the Required Lenders) may request such documents more frequently at any time a Default or Event of Default shall have occurred and be continuing, (A) summary inventory reports by location and category (and including the amounts of consigned Inventory accepted on consignment by Borrowers and amounts of inventory consigned to third parties by Borrowers, and the value of Inventory held by processors), (B) summary agings of accounts receivable together with schedules of sales made, credits issued and cash received, (C) summary agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral), and (D) a cash report in form satisfactory to Agent indicating the amount of cash (and the deposit accounts in which such cash is held) of Borrowers as of the end of preceding week or day, as applicable, and

(ii) such other reports as to the Collateral as Agent or Required Lenders shall reasonably request from time to time with respect to such information not otherwise specified above (and if such request is for a report to be on a periodic basis after the initial request therefor, such frequency to be agreed to by Administrative Borrower and Agent); and

(iii) at any time a Default or Event of Default shall have occurred and be continuing, on a monthly basis (but in any event within five (5) Business Days after the end of a month), (A) a report setting forth a rolling thirteen (13) week cash flow forecast reflecting such information for the month immediately following the last month reflected in such immediately prior report and (B) a report, duly completed and executed by a Responsible Officer, which specifies all material changes to or deviations from any of the projected information for the immediately preceding month set forth in any budget previously delivered to Agent, compared to the actual results for such periods (including any deviations, plan to date, from projected information to actual results as of the day of delivery of such report).

(b) All of the documents, reports and schedules provided by or on behalf of any Borrower to Agent hereunder for Accounts payable in any currency other than US Dollars shall set forth the US Dollar Equivalent for the amount of the Eligible Account included in any such documents, reports or schedules. For purposes hereof, Agent may, at its option, provide to Administrative Borrower, at least five (5) Business Days prior to the date any such documents, reports or schedules are required to be provided by Borrowers to Agent hereunder, the Exchange Rates required to set forth the US Dollar Equivalent in such documents, reports and schedules and in the event Agent does not do so, Borrowers shall use such rates of exchange with respect to the applicable currencies as Borrowers use for such purpose in the ordinary course of business consistent with current practices as of the date hereof and shall identify such rates of exchange in any such documents, reports and schedules.

7.2 Accounts Covenants.

(a) Borrowers shall provide Agent substantially simultaneously with the delivery to the Revolving Agent of any notification of (to the extent not otherwise reflected in the most recent Borrowing Base Certificate provided to Revolving Agent): (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, in each case, known to any Responsible Officer, or any settlement, adjustment or compromise thereof, (ii) all material adverse information actually known to any Responsible Officer relating to the financial condition of any account debtor with respect to the Accounts of any Borrower or Guarantor and (iii) any event or circumstance which, to the best of any Responsible Officer’s knowledge, would cause the Revolving Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except to a Blocked Account, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Revolving Agent in accordance with the Revolving Credit Documents and except for credits, discounts, allowances or extensions made or given in the ordinary course of the applicable Borrower’s business in accordance with practices and policies previously or hereafter disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect to Accounts of any Borrower except as reported to Revolving Agent in a Borrowing Base Certificate, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) After the payment in full of the Revolving Obligations, at any time when an Event of Default is continuing, Agent (upon a determination of Required Lenders that such verification is necessary or desirable), shall have the right, at the direction of the Required Lenders, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise, in Agent’s name or in the name of a nominee of Agent.

7.3 Inventory Covenants. With respect to the Inventory: (a) consistent with its current practices, each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to the Required Lenders, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent (acting at the direction of the Required Lenders) may request after an Event of Default has occurred and is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to the Required Lenders concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of the Required Lenders, except for sales of Inventory in the ordinary course of its business or as otherwise expressly permitted herein and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) (x) prior to the payment in full of the Revolving Obligations, Borrowers shall deliver to Agent copies of written appraisal as to the Inventory delivered to the Revolving Agent pursuant to the terms of the Revolving Credit Documents substantially simultaneously upon delivering such appraisal to the Revolving Agent and (y) on and after the payment in full of the Revolving Obligations, if an Event of Default has occurred and is continuing, upon Agent’s (acting at the direction of the Required Lenders) request, Borrowers shall deliver or cause to be delivered, at their expense, not more than two (2) written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to the Required Lenders and by an appraiser reasonably acceptable to the Required Lenders, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (each such appraisal being referred to as an “Inventory Appraisal”), in any twelve (12) month period; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory except for the right of return given to customers of such Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor in accordance with the then current policies of such Borrower or Guarantor; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors may acquire or accept any Inventory on consignment or approval so long as such Inventory is specifically identified on a report provided or to be provided by Administrative Borrower to Agent pursuant to Section 7.1 hereof on and after the payment in full of the Revolving Obligations.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent’s (acting at the direction of the Required Lenders) reasonable request, Borrowers and Guarantors shall, at their expense, at any time or times as Agent (acting at the direction of the Required Lenders) may reasonably request after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Agent written appraisals as to the Real Property in form, scope and methodology acceptable to the Required Lenders and by an appraiser acceptable to the Required Lenders, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent (acting at the direction of the Required

Lenders) deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s good faith determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time after an Event of Default has occurred and is continuing to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender as Collateral, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received while an Event of Default exists or has occurred and is continuing, (iii) take control of any item of payment constituting Collateral that is received by Agent or any Lender in accordance with the terms hereof, (iv) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (v) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (vi) clear Inventory the purchase of which was financed with a letter of credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vii) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure. Agent (acting at the direction of the Required Lenders) may at any time after an Event of Default has occurred and is continuing, at its option, upon reasonable prior notice to Administrative Borrower: (a) cure any default by any Borrower or Guarantor under any material agreement with a third party if (i) such Borrower or Guarantor is not disputing such default or are not proceeding to cure the same and (ii) the failure to cure could reasonably be expected to materially and adversely affect the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any final judgment entered against any Borrower or Guarantor if (i) such Borrower is not appealing the same and (ii) the failure to pay or bond such judgment could reasonably be expected to materially and adversely affect the Collateral, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s (acting at the direction of the Required Lenders) reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent (acting at the direction of the Required Lenders) may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises. From time to time as requested by Agent (acting at the direction of the Required Lenders), at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after one (1) day’s prior notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent (acting at the direction of the Required Lenders) may reasonably request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. Agent shall not conduct more than (i) one (1) field examination with respect to the Collateral in any twelve (12) month period at the expense of Borrowers so long as no Event of Default shall have occurred and be continuing and Excess Availability shall be greater than or equal to the amount equal to twenty (20%) percent of the Maximum Credit, and (ii) two (2) field examinations with respect to the Collateral in any twelve (12) month period at the expense of Borrowers in the event that either Excess Availability shall be less than the amount equal to twenty (20%) percent of the Maximum Credit or an Event of Default has occurred and is continuing.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement):

8.1 Corporate Existence, Power and Authority. Each Borrower and Guarantor is a corporation, limited liability company, limited partnership or trust duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, limited partnership or trust and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify has not or would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company or limited partnership powers, (b) have been duly authorized, (c) are not in contravention of applicable laws in any material respect or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor except as permitted thereunder or hereunder. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Perfection Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Perfection Certificate.

(b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Perfection Certificate. The Perfection Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. Schedule 8.2 correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The projections dated April 2010 for the fiscal years ending 2010 through 2014 that have been delivered to the Required Lenders or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein, it being understood that actual results may vary from such forecasts and that such variations may be material.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 or permitted under Section 9.8 hereof.

8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all income and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all federal and other material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings reasonably diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Each of the foregoing clauses in this Section 8.5 is subject to the ongoing audits as indicated on Schedule 8.5.

8.6 Litigation. Except as set forth on Schedule 8.6, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case under clauses (a) and (b), which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except where such default or violation could not be reasonably expected to have a Material Adverse Effect. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, and the Code, in each case except where the failure to comply has not or could not be reasonably expected to have a Material Adverse Effect.

(b) Borrowers and Guarantors have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”) except where the failure to obtain could not be reasonably expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened, that seek the revocation, cancellation, suspension or modification of any of the Permits where any of the same would have a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not used, stored, recycled, treated, generated, manufactured, processed, distributed, transported, handled, produced, released, spilled, discharged or disposed of any Hazardous Materials, on, at, from or, to the best of any Borrower’s, Guarantor’s or their Subsidiaries’ knowledge, off its premises (whether currently owned, leased or operated by it or, during such Borrower’s, Guarantor’s or Subsidiaries ownership, lease or operation thereof, formerly owned, leased or operated by it) in any manner which at any time violates any applicable Environmental Law or Permit where such violation has or could reasonably be expected to result in a loss or liability in excess of $2,500,000 (excluding losses or liabilities with respect to the Real Property in Sheffield, UK) or have a Material Adverse Effect, and the operations of Borrowers and Guarantors comply and have at all times complied and any Subsidiary of any Borrower or Guarantor comply and have at all times complied with all Environmental Laws and all Permits where the failure to so comply has or could reasonably be expected to result in a loss or liability in excess of $2,500,000 (excluding losses or liabilities with respect to the Real Property in Sheffield, UK) or have a Material Adverse Effect.

(b) Except as set forth on Schedule 8.8, there has been no investigation by any Governmental Authority or any proceeding, written complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person against any Borrower, Guarantor or respective Subsidiary nor is any pending or to the best of any Borrower’s, Guarantor’s or their Subsidiaries’ knowledge threatened, with respect to any non compliance with, violation of or liability under any Environmental Law, the release, spill or discharge of any Hazardous Material, or the use, storage, recycling, treatment, generation, manufacturing, processing, distribution, transportation, handling, production or disposal of any Hazardous

Materials which could reasonably be expected to result in a loss or liability in excess of $2,500,000 (excluding losses or liabilities with respect to the Real Property in Sheffield, UK) or have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8, to the best of Borrowers’, Guarantors’ or their Subsidiaries’ knowledge, there has been no release, spill or discharge of any Hazardous Materials or the use, storage, recycling, treatment, generation, manufacturing, processing, distribution, transportation, handling, production or disposal of any Hazardous Materials which could reasonably be expected to give rise to liability under any Environmental Law, which either individually or in the aggregate, has or could reasonably be expected to result in a loss or liability in excess of $2,500,000 (excluding losses or liabilities with respect to the Real Property in Sheffield, UK) or have a Material Adverse Effect.

(d) Except as set forth on Schedule 8.8, Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers, Guarantors and their respective Subsidiaries under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, in each case except as has or could reasonably be expected result in a loss or liability in excess of $2,500,000 (excluding losses or liabilities with respect to the Real Property in Sheffield, UK) or to have a Material Adverse Effect.

(e) To their knowledge, Borrowers, Guarantors and their Subsidiaries have provided to Agent all material environmental reports, assessments, audits, studies, investigations and, as otherwise disclosed in Schedule 8.8 in response to subsections (a) through (d) above, other written environmental information in its custody, possession or control related to the operations or premises (whether currently or formerly owned, leased or operated) of Borrower, Guarantor and their respective Subsidiaries.

8.9 Employee Benefits.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or State law, except for non-compliance which has not or could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would prevent, or cause the loss of, such qualification, which could reasonably be expected to have a Material Adverse Affect. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, which could reasonably be expected to have a Material Adverse Affect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that has or could reasonably be expected to result in liability or any obligation for any Borrower or ERISA Affiliate in the aggregate amount in excess of $5,000,000; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan in a manner that has or could reasonably be expected to have a Material Adverse Affect (an “Unfunded Pension Liability”); (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability that has or could reasonably be expected to have a Material Adverse Effect under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability that has or could reasonably be expected to have a Material Adverse Effect (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA except as could not reasonably be expected to result in a Material Adverse Effect; (vi) within the last six (6) years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Borrower, Guarantor or any of their respective ERISA Affiliates except as could not reasonably be expected to result in a Material Adverse Effect; (vii) using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Borrower or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect; and (viii) none of the Borrowers, Guarantor or their ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(d) Except as set forth in Schedule 8.9(d), except to the extent required under Section 4980B of the Code, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Borrower or any of its ERISA Affiliates.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all material Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11. To the knowledge of each Borrower or Guarantor, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights to the extent that the revocation, suspension or termination of such rights would reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower or Guarantor, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 sets forth all of the material agreements or other arrangements of any Borrower or Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and Schedule 8.11 sets forth the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). To the knowledge of each Borrower and Guarantor, no Intellectual Property now used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is or shall be affixed to any Eligible Inventory, except (a) to the extent permitted under the terms of any license agreement listed on Schedule 8.11 or (b) to the extent the sale of any such Eligible Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 and Sponsor Portfolio Companies.

(b) Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares of Capital Stock of each Borrower and Guarantor as of the date hereof are directly and beneficially owned and held by the persons indicated in Schedule 8.12 (except with respect to those shareholders of Parent which own less than ten (10%) percent of the Capital Stock of Parent), and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d) Borrowers, taken as a whole, are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transactions contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) Except as could not be reasonably expected to have a Material Adverse Effect there is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, (ii) no significant strike, significant picketing activities, labor dispute, slowdown, lockout, or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor; and (iii) to the best of Borrower’s or Guarantor’s knowledge, no significant organizational campaign in progress with respect to any employees of Borrower or Guarantor.

(c) Except as could not be reasonably expected to have a Material Adverse Effect, (i) Borrower and Guarantor are, to the best of their knowledge, and in their good faith judgment, in material compliance with all applicable statutes and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours; (ii) neither Borrower nor Guarantor is delinquent, in their good faith judgment, in any payments to any employee for any wages, salaries, commissions, or bonuses due with respect to any services performed for it to the date hereof; (iii) to the best of the Borrowers’ and Guarantors’ knowledge, none of the employment policies or practices of any Borrower or Guarantor is currently being audited or investigated by any Governmental Authority; (iv) neither Borrower nor Guarantor is subject to any judgment, consent decree, compliance order or administrative order or private settlement contract in respect of any labor or employment matters that would affect any Borrower’s or any Guarantor’s future operations; and (v) to the best of their knowledge, and in their good faith judgment, each Borrower and Guarantor are in material compliance with the requirements of the Immigration Reform Control Act of 1986.

8.14 Restrictions on Subsidiaries. Except for restrictions (a) contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof or (b) permitted pursuant to Section 9.16 hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (A) between any Borrower or Guarantor and any of its or their Subsidiaries or (B) between any Subsidiaries of any Borrower or Guarantor or (ii) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15 Material Contracts. As of the date hereof, Borrowers and Guarantors are not parties to any Material Contracts.

8.16 Payable Practices. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17 No Material Adverse Change. There has been no material adverse change in the business, assets, financial condition or results of operations of Parent and its Subsidiaries (taken as a whole) since the date of the most recent financial statements with respect thereto submitted to Agent prior to the date hereof.

8.18 Interrelated Business. The Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise such that all Borrowers and Guarantors share an identity of certain interests with any benefit received by any one of the Borrowers or Guarantors benefiting all others. Each Borrower purchases or sells certain goods to or from the other, and provides administrative, marketing, human resources, and management services to or for the benefit of the other. The Borrowers and Guarantors have certain common officers and directors, and generally, do not provide consolidating financial statements to creditors.

8.19 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Perfection Certificate and schedules to this Agreement are true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.20 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender in any other Financing Agreement.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect (i) its corporate or limited liability company or limited partnership existence, (ii) its rights and franchises with respect thereto, and (iii) maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently conducted, except in each such (A) as to any Guarantor other than Parent as permitted in Section 9.7 hereto or otherwise permitted hereunder or under any of the other Financing Agreements and (B) in the cases of clauses (i) and (ii) where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect.

(b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) days (or at such later time as Agent (acting at the direction of the Required Lenders) may agree) prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than fifteen (15) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent (acting at the direction of the Required Lenders) may require and Agent shall have received such agreements as Agent (acting at the direction of the Required Lenders) may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure, except that a Borrower, Guarantor or Subsidiary may convert (either directly or by way of merger) into a corporation, limited liability company or limited partnership or other form of legal entity acceptable to the Required Lenders, provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than fifteen (15) days (or such shorter time as Agent (acting at the direction of the Required Lenders) may agree) prior written notice from Administrative Borrower of such proposed change, which notice shall accurately set forth a description of the new form, (ii) Agent shall have received such agreements, documents, and instruments as Agent (acting at the direction of the Required Lenders) may deem reasonably necessary or desirable in connection therewith, (iii) such change shall not adversely affect the security interests and liens of Agent in the assets of such Borrower or Guarantor or the ability of Agent to enforce any of its rights or remedies with respect to such Borrower or Guarantor, and (iv) as of the date of such conversion, and after giving effect thereto, no Event of Default shall have occurred and is continuing.

9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location where Collateral is located within the continental United States provided such Borrower or Guarantor (a) gives Agent fifteen (15) days prior written notice of the intended opening of any such new location and (b) upon Agent’s (acting at the direction of the Required Lenders) request, such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments required by Section 5 hereof; provided that the Borrowers and Guarantors may maintain Inventory at locations outside the continental United States, but only to the extent that, at any time, the aggregate amount of such Inventory, plus the aggregate amount outstanding of all investments permitted to be made under Section 9.10(i) shall not exceed the amounts of investment permitted to be made under Section 9.10(i).

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all respects with all laws, rules, regulations, licenses, approvals, orders, Environmental Laws and Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

(b) Borrowers and Guarantors shall give written notice to Agent as soon as practicable upon any Borrower’s or Guarantor’s receipt of any written notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving or (ii) any investigation, proceeding, action, suit, demand written complaint, order, directive, claim, citation or notice with respect to:(A) any material non-compliance with, violation of or liability under any Environmental Law or (B) the release, spill or discharge, of any Hazardous Material or the use, storage, recycling, treatment, generation, manufacturing, processing, distribution, transportation, handling, labeling, production or disposal or presence of Hazardous Materials except as to this clause (B) other than in the ordinary course of business and other than as permitted under any applicable Environmental Law or Permit, or which would require notification to a Governmental Authority under any Environmental Law, and in each case, related to, in connection with or arising out of any Borrower, Guarantor, respective Subsidiary or their operations or properties. Copies of all final environmental surveys, audits, assessments, feasibility studies and results of remedial investigations conducted by Borrower, Guarantor or respective Subsidiary or at the direction of any Borrower, Guarantor or respective Subsidiary with respect to such occurrence, investigation, proceedings, actions, suits, demands, written complaint, order, directive, claim, citation or notice shall be furnished, or caused to be furnished, as soon as practicable, by such Borrower or Guarantor to Agent. Each Borrower, Guarantor and respective Subsidiary shall take action as soon as commercially reasonable, to respond to the events described in clauses (A) and (B) above and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent or Required Lenders reasonably determine that there is material non-compliance or violation, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non compliance, violation or liability, with or under any Environmental Law except with respect to such non-compliance, violation or liability that could not reasonably be expected to have a Material Adverse Effect, Borrowers shall, at Agent’s (acting at the direction of the

Required Lenders) reasonable request and Borrowers’ expense: (i) cause an independent environmental consultant reasonably acceptable to the Required Lenders to conduct an assessment or tests of such condition, non-compliance, violation or alleged condition, non compliance or violation (including sampling and analysis, if necessary) and deliver to Agent a written report as to such condition, non-compliance or violation setting forth the results of such assessment or tests, recommendations and a proposed plan for responding to any environmental concerns described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report proposed by such consultant whenever the scope of such condition, non-compliance or violation, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect. Any report or investigation submitted to an appropriate Governmental Authority that is charged to oversee the correction of such non-compliance, violation or condition shall be reasonably acceptable to Agent (acting at the direction of the Required Lenders) and Lenders.

(d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to any non-compliance with or violation of Environmental Law, the environmental condition of any premises (whether currently or formerly owned, leased or operated) of Borrower, Guarantor or respective Subsidiary, the release, threatened release, spill, discharge, or the use, storage, recycling, treatment, generation, manufacturing, processing, distribution, transportation, handling, labeling, production or disposal or presence of Hazardous Materials on, at or from any premises of Borrower (whether currently or formerly owned, leased or operated by Borrower) or resulting from Borrower’s, Guarantor’s or any Subsidiary’s conduct, including the costs of any required or necessary investigation, repair, cleanup or other remedial work with respect to any property of any Borrower, Guarantor or respective Subsidiary and the preparation and implementation of any closure, remedial or other required plans, except to the extent such losses, claims, damages, liabilities, costs and expenses are caused by the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings reasonably diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5 Insurance.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Any insurance policies obtained by Borrowers and Guarantors after the date hereof shall be substantially similar in all material respects as to form, amount and insurer to the insurance policies maintained by each Borrower and Guarantor on the date hereof, and to the extent not, shall be reasonably satisfactory to the Required Lenders as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent or Required Lenders shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so within five (5) Business Days of Agent’s (acting at the direction of the Required Lenders) request, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to the Required Lenders. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, and shall further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates.

(b) Any insurance proceeds with respect to First Priority Term Loan Collateral (other than such proceeds that constitute Extraordinary Receipts which shall be applied in accordance with the terms of Section 2.2(c)) received by Agent at any time (other than insurance proceeds of Equipment which is subject to purchase money security interests or liens permitted by Section 9.8 hereof, in which case Agent shall, to the extent it receives such insurance proceeds, remit same, up to the amount of the Indebtedness secured by such purchase money security interests or other liens to the applicable Borrower) (i) after the occurrence and during the continuance of an Event of Default, shall be applied to payment of the Obligations in accordance with the terms of Section 6.4(b) hereof and (ii) at any other time, shall be remitted by Agent to Administrative Borrower.

9.6 Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, the following:

(i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct in all material respects by the chief financial officer of Parent, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to the Required Lenders of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors were in compliance with the covenants set forth in Sections 9.17, 9.18, and 9.19 hereof for such month, and

(ii) in the event that Parent and its Subsidiaries are for any reason required by the Securities and Exchange Commission to file quarterly financial statements, within forty-five (45) days after the end of each fiscal quarter, unaudited consolidated financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, and statements of cash flow), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal quarter, and

(iii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, and statements of cash flow), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm of national stature selected by Administrative Borrower and otherwise acceptable to the Required Lenders if such accountant is not of national stature, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended, and

(iv) at such time as available, but in no event later than thirty (30) days after the end of each fiscal year (commencing with the fiscal year of Borrowers ending September 30, 2010), projected consolidated financial statements and consolidating financial statements (including in each case, forecasted balance sheets and statements of income and loss, and statements of cash flow) of Parent and its Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof (or otherwise in form reasonably acceptable to the Required Lenders), together with such supporting information as Agent (acting at the direction of the Required Lenders) may reasonably request. Such projected financial statements shall be prepared on a monthly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements). Borrowers (or Administrative Borrower on behalf of Borrowers) shall provide to Agent, as Agent (acting at the direction of the Required Lenders) may require, updates with respect to such projections at any time a Default or Event of Default exists or has occurred and is continuing, and

(v) concurrently with the delivery of the financial statements referred to in Section 9.6(a)(i) hereof, (a) information for such month and year-to-date period reflecting actual performance compared to plan and a comparison of such information in such financial statements to information for the same period in the immediately preceding year, and (b) a management discussion and analysis in substantially the same format and with the same scope of information as provided to Agent prior to the date hereof.

(b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $500,000 or which if adversely determined would result in a Material Adverse Effect, (ii) any Material Contract being terminated or amended in such a manner that is adverse to the Borrowers, Agent or Lenders or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree equal to or in excess of $500,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c) Promptly after the sending or filing thereof, Borrowers shall send to Agent copies of (i) all reports which Parent or any of its Subsidiaries sends to its security holders generally, (ii) all material reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc. and (iii) all other statements concerning material changes or developments in the business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public that are not otherwise required to be delivered to Agent pursuant to this Agreement.

(d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent (acting at the direction of the Required Lenders) may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant subject to Section 13.5 hereof. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that (i) any Borrower may merge or consolidate with any other Borrower, provided, that, each of the following conditions is satisfied: (A) Agent shall have received prompt written notice of any such merger or consolidation and (B) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall have occurred and be continuing, and (ii) any wholly-owned Subsidiary of Parent (other than a Borrower) may merge or consolidate with any other wholly-owned Subsidiary of Parent (other than any Borrower), provided, that, each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to the Required Lenders, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (B) Agent shall have received such other information with respect to such merger or consolidation as Agent (acting at the direction of the Required Lenders) may reasonably request, (C) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall have occurred and be continuing, (D) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (E) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to the Required Lenders, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent (acting at the direction of the Required Lenders) may request in connection therewith;

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

(i) sales of Inventory in the ordinary course of business,

(ii) the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof, including a pursuant to a Qualified Public Offering; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the Net Cash Proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof prior to the date that is 60 days after the Maturity Date if the Obligations have paid and satisfied in full by such date, except as otherwise permitted in Section 9.11 hereof, and (C) the terms of such Capital Stock issued by a Borrower or Guarantor (other than Parent), and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit (each such term as defined in the Revolving Credit Agreement) or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or adversely affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof,

(iii) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(iv) the assets set forth on Schedule 9.7,

(v) the abandonment of Intellectual Property that is, in the reasonable judgment of Parent, no longer valuable in any material respect or economically practicable to maintain or useful in the conduct of the business of Borrowers and Guarantors, taken as a whole,

(vi) the sale or other disposition of assets of any Borrower or Guarantor (including Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) other than Accounts, Inventory, Capital Stock of any Subsidiary of Parent, and Intellectual Property (other than Intellectual Property that is embedded and/or integrated with the disposition of such other assets otherwise permitted under this clause (vi)), so long as such sales or dispositions are (i) in an aggregate amount not to exceed $7,500,000 per each calendar year, (ii) for fair market value and (iii) after giving effect to such disposition no Default or Event of Default shall have occurred and be continuing, and

(c) wind up, liquidate or dissolve except that any Guarantor (other than Parent) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower or Guarantor, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent (acting at the direction of the Required Lenders) may reasonably require) and liens permitted hereunder and Agent shall have received such deeds, assignments or other agreements as Agent (acting at the direction of the Required Lenders) may reasonably request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Event of Default shall have occurred and be continuing; or

(d) enter into a binding agreement to do any of the foregoing.

9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or (upon actual notice thereof) permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of Secured Parties and the rights of setoff of Secured Parties provided for herein under the other Financing Agreements or under applicable law;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings reasonably diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof and any Refinancing Indebtedness thereof;

(f) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation,

unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(g) pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance (and reimbursement obligations with respect to letters of credit securing the performance) of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to the Required Lenders;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i) Intentionally Deleted;

(j) the security interests and liens in favor of the Revolving Agent, in and on the assets and properties of Borrowers and Guarantors to secure the Indebtedness permitted under Section 9.9(e) and (g) hereof (and any Refinancing Indebtedness thereof); provided, that, such security interests and liens in favor of the Revolving Agent with respect to the First Priority Term Loan Collateral are junior and subordinate to the security interests and liens on the First Priority Term Loan Collateral granted by Borrowers and Guarantors in favor of Agent as set forth in the Intercreditor Agreement;

(k) liens on the Equipment listed on Schedule 9.8(k) attached hereto in favor of the Director of Development of the State of Ohio;

(l) leases or subleases of Real Property granted by any Borrower or Guarantor or Subsidiary in the ordinary course of business and consistent with past practice to any Person so long as any such leases or subleases are subordinate in all respects to the security interests and liens granted to Agent and do not interfere in any material respect with the ordinary conduct of the business of such Borrower or Guarantor or materially impair the value or marketability of the Real Property subject thereto;

(m) liens to secure Indebtedness of Borrowers and Guarantors permitted under Section 9.9(i) hereof to finance their insurance premiums on the insurance policies maintained by Borrowers and Guarantors, provided, that, (i) such liens shall only encumber the cash surrender value of such insurance and (ii) such liens shall not in any manner affect the ability of Agent to obtain or receive payment of proceeds of insurance with respect to any of the Collateral;

(n) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (iii) a stay of enforcement of any such liens is in effect;

(p) pledges and deposits of cash by any Borrower, Guarantor or Subsidiary to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations , surety, stay, customs and appeal bonds, and liability for premiums to insurance carriers, in each case in the ordinary course of business of such Borrower, Guarantor or Subsidiary as of the date hereof;

(q) statutory and contractual liens of landlords or any interest or title of a lessor or sublessor under any lease of real property not prohibited hereby;

(r) the security interests and liens set forth on Schedule 8.4; and

(s) liens incurred in the ordinary course of business of Borrowers and Guarantors securing liabilities that do not exceed $500,000 in the aggregate; provided, that, as of the date of incurring such liens and after giving effect thereto, no Event of Default shall have occurred and be continuing; and

(t) the security interests in and liens upon the VIM Equipment to secure the Indebtedness or other obligations owing by Latrobe or any other Borrower to the United States of America arising under the VIM Agreement, as permitted under Section 9.9(r) hereof.

9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness of any other Person, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property, which in the aggregate, do not exceed $4,000,000 at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders and the other Secured Parties;

(d) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(h) hereof;

(e) Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms of the Revolving Credit Documents;

(f) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor), provided, that, each of the following conditions is satisfied: (i) such Indebtedness shall not include terms and conditions (x) with respect to any Borrower or Guarantor that are more burdensome or restrictive in any material respect than those contained in this Agreement, taken as a whole, and (y) that permit or require such Indebtedness upon the happening of any event to become convertible into or exchangeable for Capital Stock (or requiring the issuance of Capital Stock or “equity kickers” in connection with the incurrence of such Indebtedness) at any time prior to the payment in full in cash of the Obligations, and such Indebtedness shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance reasonably satisfactory to the Required Lenders, (ii) Agent shall have received not less than five (5) days prior written notice (or such lesser period of notice as Agent (acting at the direction of the Required Lenders) may from time to time agree) of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to the Required Lenders the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent (acting at the direction of the Required Lenders) may reasonably request with respect thereto within three (3) Business Days of receiving such notice, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) after the payment in full of the Revolving Obligations, except as Agent (acting at the direction of the Required Lenders) may otherwise agree in writing, at any time that an Event of Default exists, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in accordance with Section 6.4 hereof, (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed the Equity/Debt Threshold Amount before or after giving effect to such incurrence, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred, (vii) such Borrower and Guarantor shall not, directly or indirectly, (A) without the Required Lenders’ consent, amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto in a manner that adversely affects Borrowers, Guarantors, Agent or Lenders in any material respect, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments of interest permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, (viii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be, and (ix) the Required Lenders shall be reasonably satisfied with (A) the interest rate payable with respect to such Indebtedness to the extent such interest rate is greater by more than five (5%) percent of the interest rate applicable to the Term Loan hereunder as of such date of the incurrence of such Indebtedness or the cash pay portion of such interest rate is greater than ten percent (10%), (B) the schedule of repayments and (C) the maturity date with respect to such Indebtedness;

(g) Indebtedness of the Borrowers and the Guarantors evidenced by the Revolving Credit Documents subject to the Intercreditor Agreement,

(h) unsecured Indebtedness of Borrowers and Guarantors to an insurance company arising pursuant to loans used for the payment of insurance premiums payable on insurance policies maintained by Borrowers and Guarantors; provided, that, (i) upon Agent’s (acting at the direction of the Required Lenders) request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, and (ii) Administrative Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor on its behalf after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(i) Indebtedness of a Borrower or Guarantor arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(j) contingent Indebtedness of a Borrower or Guarantor arising pursuant to a performance, bid or surety bond in the ordinary course of business provided, that, (i) upon Agent’s (acting at the direction of the Required Lenders) request, Agent shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (ii) if the face amount of such bond exceeds $250,000, Agent shall have received not less than five (5) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness and (iii) such Indebtedness does not exceed $500,000 in the aggregate at any time outstanding, provided, that, such Indebtedness may exceed $500,000 to the extent that such excess amount is collateralized in full with cash collateral or a letter of credit that is otherwise permitted by the terms of this Agreement;

(k) unsecured Indebtedness in respect of workers’ compensation claims and self insurance obligations, and other similar obligations in the ordinary course of business;

(l) unsecured Indebtedness resulting from agreements to provide for working capital adjustments of purchase price, earnouts or other similar obligations incurred in connection with investments permitted under Section 9.10, provided, that, such Indebtedness shall be on terms and conditions reasonably acceptable to the Required Lenders (including, without limitation, with respect to payment and subordination) and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior payment and satisfaction in full payment of all of the Obligations pursuant to the terms of a subordination agreement between Agent and such third party, in form and substance reasonably satisfactory to the Required Lenders;

(m) unsecured guaranties in the ordinary course of business of Indebtedness of the Borrowers or the Guarantors otherwise permitted under the terms of this Section 9.9;

(n) the Indebtedness set forth on Schedule 9.9;

(o) Indebtedness of any Borrower or Guarantor arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(b), (f), (g), or (n) hereof (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to the Required Lenders, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent (acting at the direction of the Required Lenders) may reasonably request, (ii) promptly upon Agent’s (acting at the direction of the Required Lenders) request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for (other than with respect to Refinancing Indebtedness of an Indebtedness incurred pursuant to Section 9.9(g) hereof, which Refinancing Indebtedness may be of a type permitted in Section 9.9(g) hereof), (v) the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those contained in this Agreement, taken as a whole and (vi) the Refinancing Indebtedness shall be at rates and with fees or other charges that are commercially reasonable and otherwise consistent with the Indebtedness being refinanced as specifically permitted in this Section 9.9, (vii) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall have occurred and be continuing, (viii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses, prepayment fees and accrued interest incurred in connection therewith outstanding on the date of such event), (ix) if secured, the Refinancing Indebtedness shall be secured by substantially the same assets as the Indebtedness to be refinanced (other than with respect to Refinancing Indebtedness of an Indebtedness incurred pursuant to Section 9.9(g) hereof, which may be secured by the same Collateral as the Indebtedness permitted in Section 9.9(g) hereof and subject to the Intercreditor Agreement), provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise reasonably acceptable to the Required Lenders) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, and (x) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for;

(p) guarantees with respect to Indebtedness permitted under this Section 9.9;

(q) obligations of any Borrower or Guarantor under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments in an aggregate amount in any fiscal year not to exceed $1,000,000; and

(r) Indebtedness of Latrobe to the United States of America (and/or the cost share amount granted by Latrobe by the United States of America) evidenced by and pursuant to the VIM Agreement as in effect on the date hereof, provided, that, each of the following conditions is satisfied:

(i) the aggregate amount of such Indebtedness shall not exceed $16,606,000;

(ii) Agent shall have received a copy of the VIM Agreement;

(iii) Agent shall have received, each in form and substance satisfactory to the Required Lenders, true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness and the liens related thereto, including, but not limited to, the VIM Agreement, the VIM Security Agreement and any UCC financing statements filed by the United States of America in connection therewith;

(iv) Latrobe shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect any terms of such Indebtedness or any agreement, document or instrument related thereto in a manner that adversely affects Latrobe in any material respect, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness or set aside or otherwise deposit or invest any sums for such purpose other than upon the demand for repayment of the United States of America pursuant to its rights under the VIM Agreement as in effect on the Closing Date;

(v) Latrobe shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Latrobe or on its behalf, promptly after receipt thereof, or sent by Latrobe or on its behalf, concurrently with the sending thereof, as the case may be; and

(s) in addition to Indebtedness otherwise permitted under this Section 9.9, unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $2,000,000.

9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or acquire any Subsidiaries, or enter into a binding agreement to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) Intentionally Deleted;

(c) investments in cash or Cash Equivalents; provided, that, (i) at any time an Event of Default shall be continuing, Parent and its Subsidiaries may from time to time in the ordinary course of business consistent with their current practices as of the date hereof make deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than three (3) Business Days from the date of the initial deposit thereof) and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(d) the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(e) Intentionally Deleted;

(f) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s (acting at the direction of the Required Lenders) request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent (acting at the direction of the Required Lenders) may request;

(g) obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(h) loans, advances or other investments by a Borrower or Guarantor to or in a Borrower or Guarantor, or by a Subsidiary that is not a Borrower or Guarantor in any other Subsidiary that is not a Borrower or Guarantor, after the date hereof; provided, that, as to any such loans, advances or other investments, each of the following conditions is satisfied: (1) such Indebtedness is permitted hereunder, and (2) as of the date of any such loan, advance or other investment and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(i) loans, advances or other investments by any Borrower or Guarantor to any Subsidiary that is not a Borrower or Guarantor; provided, that, as to any such loans or advances, each of the following conditions is satisfied: (1) the principal amount of all such loans, advances and other investments outstanding at anytime shall not exceed $10,000,000 in the aggregate during the term of this Agreement, (2) as of the date of any such loan, advance or other investment and after giving effect thereto, Excess Availability shall be not less than an amount equal to 15% of the Maximum Credit then in effect, (3) as of the date of any such loan, advance or other investment and after giving effect thereto, no Event of Default shall have occurred and be continuing and (4) to the extent that any such Subsidiary is a Foreign Subsidiary and the Agent does not have the requisite pledge of the Capital Stock of such Foreign Subsidiary to the extent required hereunder, the principal amount of all such outstanding loans, advances and other investments in all such unpledged Foreign Subsidiaries shall not exceed $3,000,000 in the aggregate during the term of this Agreement;

(j) the loans and advances set forth on Schedule 9.10;

(k) the formation of Controlling Parent (other than Toolrock Investment, LLC) in connection with the consummation of a Qualified Public Offering so long as each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days prior written notice of such formation, (ii) such Controlling Parent shall have no operating assets and (iii) as of the date of any such formation and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(l) all Capital Expenditures permitted under Section 9.18 hereof; and

(m) investments not otherwise permitted herein; provided, that, (i) the aggregate outstanding amount of all such investments shall not exceed $2,000,000 at any time and (ii) as of the date of any such investment and after giving effect thereto, no Event of Default shall have occurred and be continuing.

9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or enter into a binding agreement to do any of the foregoing, except, that:

(a) any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Event of Default shall exist or occur);

(b) Borrowers and Guarantors may pay dividends to the extent permitted in Section 9.12 below;

(c) any Subsidiary of a Borrower or Guarantor may pay dividends to a Borrower or a Guarantor; and

(d) Borrowers and Guarantors may repurchase Capital Stock held by employees, officers or directors pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan as in effect on the date hereof (as such plan may be amended in a manner that does not adversely affect Borrowers, Guarantors, Agent or Lenders in any material respect), provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Event of Default shall have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $2,500,000 (or such other larger amount as Agent (acting at the direction of the Required Lenders) may agree).

(e) Intentionally Deleted.

9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly (in each case, other than transactions between any Borrower or Guarantor and any other Borrower or Guarantor which is not prohibited by the terms of this Agreement and the making of payments pursuant to Section 9.11 hereof):

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor could obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except

(i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business,

(ii) Borrowers and Guarantors may pay (1) a yearly management fee and other fees (such “other fees” do not include the fees referred to in clauses (iii) and (v) below) to the Sponsors or any Affiliate thereof in the aggregate annual amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in any fiscal year; provided that such annual maximum amount shall be increased to Two Million Dollars ($2,000,000) if Parent and its Subsidiaries EBITDA on a Consolidated basis for the prior fiscal year is at least $40,000,000, in each case, so long as on the date of any such payment and after giving effect thereto, no Event of Default shall have occurred or be continuing, and (2) to the extent that any management fee referred to in clause (1) above accrued but was unpaid in any calendar year, the amount of such accrued and unpaid management fee may be paid to Sponsors or any Affiliate thereof in the following calendar year (or in any other calendar year in which Sponsors or any Affiliate thereof are permitted to receive such payment), in the case of this clause so long as on the date of the payment of such accrued and unpaid management fee and after giving effect thereto, (a) Excess Availability shall be not less than an amount equal to 15% of the Maximum Credit then in effect and (b) no Event of Default shall have occurred or be continuing, and

(iii) Borrowers and Guarantors may pay the fees payable to the Sponsors or any Affiliate thereof pursuant to the terms of the Transaction Services Agreements in an amount not to exceed (A) 2% of the Transaction Value of any Subsequent Transaction (each as defined in the Transaction Services Agreement as in effect on the date hereof), but shall not exceed $2,500,000 in the aggregate at anytime during the term of this Agreement and (B) on or before February 15, 2011, up to 2% of the principal amount of the Term Loan in connection with this Agreement provided no Default or Event of Default has occurred or would result after giving effect thereto;

(iv) payments by any such Borrower or Guarantor to Parent for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Parent on behalf of such Borrower or Guarantor, in the ordinary course of their respective businesses or as the same may be directly attributable to such Borrower or Guarantor and for the payment of taxes by or on behalf of Parent; and

(v) payments to Affiliates in connection with consulting services provided in connection with investments permitted under Section 9.10 and the Qualified Public Offering pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be), so long as such services are provided upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor could obtain in a comparable arm’s length transaction with an unaffiliated person.

9.13 Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation, except to the extent that any of the above could not, either individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; or (i) furnish to the Agent (x) within 10 Business Days after any Responsible Officer of any Borrower, Guarantor or any of their ERISA Affiliates knows or reasonably should have known that, any ERISA Event or other material event with respect to any Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in a material liability of any Borrower or any of its ERISA Affiliates, a statement of the chief financial officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower propose to take with respect thereto, and (y) upon request by the Agent, copies of (i) annual report (Form 5500 Series) filed by any Borrower or any ERISA Affiliate with the Employee Benefits Security Administration with respect to each Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Agent shall reasonably request.

9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on September 30th of each year and (b) fiscal quarters to end on December 31st , March 30th, June 30th, and September 30th of each year.

9.15 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its Collateral, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement and the other Financing Agreements, the Revolving Credit Documents or any agreement governing any other Indebtedness permitted hereby provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Parent and its Subsidiaries in any material respect, taken as a whole, than the provisions contained in this Agreement as in effect on the date hereof, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) the documents relating to Indebtedness permitted by Section 9.9(g) hereof and the documents relating to the Refinancing Indebtedness, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17 Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrowers, commencing with such fiscal quarter ending December 31, 2010, that Parent and its Subsidiaries shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio of not less than the ratio set forth below for each respective period set forth below most recently ended for which Agent has received financial statements for Parent and its Subsidiaries:

Period	Fixed Charge Coverage Ratio
for the twelve (12) consecutive month period ending December 31, 2010	1.00:1.00
for the twelve (12) consecutive month period ending March 31, 2011	1.00:1.00
for the twelve (12) consecutive month period ending June 30, 2011	1.00:1.00
for the twelve (12) consecutive month period ending September 30, 2011	1.25:1.00
for the twelve (12) consecutive month period ending December 31, 2011	1.25:1.00
for the twelve (12) consecutive month period ending March 31, 2012	1.25:1.00
for the twelve (12) consecutive month period ending June 30, 2012	1.25:1.00
for the twelve (12) consecutive month period ending September 30, 2012 and as of the end of each fiscal quarter thereafter (calculated on a trailing twelve (12) month consecutive basis)	1.50:1.00

9.18 Capital Expenditures. Parent and its Subsidiaries shall not, directly or indirectly, make or commit to make, whether through purchase, capital leases or otherwise, Capital Expenditures (a) in an aggregate amount in excess of $12,000,000 in fiscal year 2010 and (b) in each fiscal year after 2010, an aggregate amount in excess of $15,000,000; provided, that, the maximum amount of Capital Expenditures which may be made by Parent and its Subsidiaries in a particular fiscal year under clauses (a) or (b) above shall be increased by (i) the difference (if any) between the amount of all Capital Expenditures made in the previous fiscal year and the maximum permitted amount for such year, up to a maximum carry-over amount of $3,000,000, plus (ii) the amount of any Permitted Additional Capital Expenditure(s).

9.19 Minimum Excess Availability. Borrowers shall not permit Excess Availability at any time to be less than $5,000,000.

9.20 Intentionally Deleted.

9.21 No Layering. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to (i) create or incur any Indebtedness that is subordinated or junior in right of payment to any other Indebtedness of Borrowers or Guarantors, unless such Indebtedness is also subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations, and (ii) have outstanding, create or incur any Indebtedness owing to any other Borrower, Guarantor or Subsidiary or employee of any Borrower, Guarantor or Subsidiary unless such Indebtedness is expressly subordinated to the Obligations in a manner and on terms satisfactory to the Required Lenders.

9.22 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Term Loan or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.23 After Acquired Real Property. If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $2,000,000 (or if an Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s (acting at the direction of the Required Lenders) request, and, if applicable, in the event that the Revolving Agent requires such Borrower or Guarantor to execute and deliver a mortgage, deed of trust or deed to secure debt with respect to any such Real Property, such Borrower or Guarantor shall also execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent (acting at the direction of the Required Lenders) may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to the Required Lenders and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur under the Mortgages or as otherwise consented to in writing by the Required Lenders) and such other agreements, documents and instruments as the Required Lenders may require in connection therewith.

9.24 Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all reasonable documented costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) costs and expenses of preserving and protecting the Collateral; (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (e) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day); and (f) the reasonable documented fees and disbursements of one primary counsel and one local counsel in each applicable jurisdiction (including legal assistants) to Agent in connection with any of the foregoing and in addition, at any time an Event of Default exists or has occurred and is continuing, the reasonable documented fees and disbursements of one counsel (including legal assistants) to Lenders in connection with matters described in clauses (d) or (e) above.

9.25 Post Closing.

(a) Within ninety (90) days after the Closing Date, Agent shall have received, and Borrowers and Guarantors shall have provided commercially reasonable cooperation, including access to its properties, for the preparation of, (i) Phase I environmental assessments of the Real Property to be subject to the Mortgages, in accordance with “all appropriate inquiries” set forth under Section 101(35)(B) of the Comprehensive Environmental Response, Compensation, and Liability Act and the ASTM E 1527-05 “Standard Practice for Environmental Site Assessments,” and (ii) “desktop reviews” of the real property leased by Borrowers, Guarantors or their Subsidiaries, and in each case, conducted by an independent environmental engineering firm acceptable to the Required Lenders, and in form, scope and methodology satisfactory to the Required Lenders, and the results of which shall be reasonably satisfactory to the Required Lenders or any unsatisfactory condition identified in such results shall be addressed, corrected or resolved by Borrower or Guarantor as required by and in accordance with Section 9.3 herein;

(b) Borrowers shall use commercially reasonable efforts to have the VIM Intercreditor Joinder executed and delivered by each party thereto;

(c) Within one hundred twenty (120) days after the Closing Date, Agent shall have received a survey with respect to the PA Designated Property sufficient for Chicago Title Insurance Company to issue an endorsement to the Latrobe Policy, amending such policy to delete the survey exception therein, and Chicago Title Insurance Company shall have issued such endorsement or a pro forma endorsement therefor.

9.26 Further Assurances. At the reasonable request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

9.27 Collateral Access Agreements. Borrowers and Guarantors shall provide Agent with access to such owned or leased real property by virtue of Collateral Access Agreements and Mortgages with respect to property, plant and Equipment of the Borrowers and Guarantors with an aggregate appraised value equal to at least 110% of the outstanding principal amount of the Term Loan (such amount shall be referred to herein as the “Appraised Value Threshold”). If at any time during the term of this Agreement, the Agent does not have access to owned or leased real property by virtue of Collateral Access Agreements or Mortgages, which satisfies the minimum Appraised Value Threshold, Borrowers and Guarantors shall promptly execute and deliver, or cause to be executed and delivered, Collateral Access Agreements or Mortgages as applicable for (i) such additional owned or leased real property of any Borrower or

Guarantor necessary to satisfy the Appraised Value Threshold or (ii) all owned and leased real property of the Borrowers and the Guarantors.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default,” and collectively as “Events of Default”:

(a) (i) any Borrower fails to make any principal payment hereunder when due or fails to pay interest, fees or any of the other Obligations within three (3) Business Days after the due date thereof, or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.1(b), 9.1(c), 9.2, 9.3, 9.4, 9.13, 9.14, and 9.16 of this Agreement and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $2,000,000 in any one case or in excess of $2,000,000 in the aggregate (to the extent not covered by independent third party insurance where the insurer has not declined or disputed coverage) and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $2,000,000;

(e) any Borrower or Guarantor, dissolves or suspends or discontinues doing business other than as permitted in Section 9.7 hereof;

(f) any Borrower or Guarantor makes an assignment for the benefit of creditors;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;

(i) (A) any default in respect of any Indebtedness of any Borrower or Guarantor, (including the Indebtedness evidenced by the Revolving Credit Agreement, but excluding Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $2,000,000, which default continues for more than the applicable cure period, if any, with respect thereto or (B) any default by any Borrower or Guarantor under any Material Contract, which default could reasonably be expected to have a Material Adverse Effect; in and/or, in each case, is not waived in writing by the other parties thereto;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any Borrower or Guarantor in accordance with its terms, or any Borrower or Guarantor shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto having a value in excess of $500,000 in the aggregate (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur which, individually or in the aggregate with any other ERISA Event, results in or could reasonably be expected to result in a Material Adverse Effect;

(l) any Change of Control; or

(m) there shall be an event of default under any of the other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in the Required Lenders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent (at the direction of the Required Lenders) may, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent (acting at the direction of the Required Lenders) may, upon notice to Administrative Borrower, accelerate the payment of all Obligations (including the Redemption Premium, if applicable) and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations (including the Redemption Premium, if applicable) shall automatically become immediately due and payable).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, the Agent (acting at the direction of the Required Lenders) may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent (acting at the direction of the Required Lenders) may deem reasonable, for cash, upon credit or for future delivery, with the Agent (acting at the direction of the Required Lenders) having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days’ prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and to the extent permitted by applicable law, Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required.

(d) At any time or times that an Event of Default exists or has occurred and is continuing, the Agent (acting at the direction of the Required Lenders) may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, the Agent (acting at the direction of the Required Lenders) may, in its good faith discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent (acting at the direction of the Required Lenders) may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent (acting at the direction of the Required Lenders) may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s (acting at the direction of the Required Lenders) request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent (acting at the direction of the Required Lenders) may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s (acting at the direction of the Required Lenders) request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, Agent (acting at the direction of the Required Lenders) may apply the Net Cash Proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Borrowers, Guarantors, Agent, and each Lender, each irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, whichever Agent (acting at the direction of the Required Lenders) may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d) BORROWERS, GUARANTORS, AGENT, AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN

CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, AND LENDERS EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or, at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments, waivers, discharges or terminations to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of the Term Loan without the consent of each Lender directly affected thereby (other than the waiver of any default interest),

(ii) release all or substantially all Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), or alter the order of application of proceeds set forth in Section 6.4 without the consent of Agent and all of Lenders,

(iii) change the definition of Required Lenders, without the consent of Agent and all Lenders,

(iv) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(v) amend, modify or waive any terms of this Section 11.3, without the consent of Agent and all of Lenders, or

(vi) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender affected thereby.

(b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, or (ii) if any Lender claims any additional amounts payable pursuant to Section 6.5 (such Lender being referred to herein as an “Increased Cost Lender” and any Non-Consenting Lender or Increased Cost Lender being referred to herein as an “Affected Lender”), then Administrative Borrower shall have the right upon notice to Agent, but not the obligation, at any time thereafter, and upon the exercise by Administrative Borrower of such right, such Affected Lender shall have the obligation, to sell, assign and transfer to such Eligible Transferee as Administrative Borrower may specify (which shall be satisfactory to the Required Lenders), the portion of the Term Loan of such Affected Lender and all rights and interests of such Affected Lender pursuant thereto. Agent shall provide the Affected Lender with prior written notice of Administrative Borrower’s intent to exercise its right under this Section, which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the

Affected Lender), except that on the date of such purchase and sale, such Eligible Transferee shall pay to the Affected Lender (except as such Eligible Transferee and such Affected Lender may otherwise agree) the amount equal to: (i) the principal amount of the portion of the Term Loan held by the Affected Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Affected Lender to the effective date of the purchase (but in no event shall the Affected Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Affected Lender.

(c) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that the Required Lenders shall agree that any items otherwise required to be delivered to Agent as a condition of the Term Loan hereunder may be delivered after the date hereof, the Required Lenders may, in their discretion, agree to extend the date for delivery of such items or take such other action as the Required Lenders may deem appropriate as a result of the failure to receive such items as the Required Lenders may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of Agent and (ii) the Required Lenders may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of Agent.

11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, and each Lender and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto (but without duplication to any indemnification obligations pursuant to Section 6.5 herein), including amounts paid in settlement, court costs, and the reasonable documented fees and expenses of one primary counsel and one local counsel in each applicable jurisdiction except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.5 may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section 11.5. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section 11.5 shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

11.6 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Financing Agreements, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Financing Agreements in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the Exchange Rate at which such Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the rate of Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by such Agent of the amount due, Borrowers will, on the date of receipt by such Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by such Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by such Agent is the amount then due under this Agreement or such other of the Financing Agreements in the Currency Due. If the amount of the Currency Due which such Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall, indemnify and save Agent and each Lender harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Financing Agreements or under any judgment or order.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes The Bank of New York Mellon to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to

Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Notwithstanding any terms hereof or in the other Financing Agreements, the Agent’s duties hereunder and under any other Financing Agreements are administrative only and it may, but shall not be required under any circumstances to exercise discretion in the performance of its duties hereunder or under the other Financing Agreements. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party, without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Financing Agreements with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or the exercise of any of its rights or powers; (d) not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Financing Agreements arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action; (e) shall not be required to qualify in any jurisdiction in which it is not presently qualified; (f) shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement or other Financing Agreements, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral and (g) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to the Required Lenders shall have been delivered to and acknowledged by Agent. To the extent permitted by applicable law, no Lender shall assert, and each Lender hereby waives, any claim against Agent, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Term Loan hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.

(b) Except with the prior written consent of Agent, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Term Loan or any other Obligation, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor or otherwise under any of the Financing Agreements.

12.4 Intentionally Deleted.

12.5 Indemnification. Lenders agree to indemnify Agent, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders. Each Secured Party agrees that it has, independently and without reliance on Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Intentionally Deleted.

12.9 Concerning the Collateral and the Related Financing Agreements.

(a) Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.

(b) Without limiting the generality of the foregoing, each Lender (i) consents to the subordination of Agent’s liens in and on Revolving Debt Priority Collateral as provided for in the Intercreditor Agreement, (ii) authorizes and directs Agent to enter into on behalf of such Lender and such Lender will be bound (as a Lender) by the terms and conditions of the Intercreditor Agreement, (iii) agrees that it will be bound by and take no actions contrary to the provisions of the Intercreditor Agreement.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon the payment and satisfaction of all of the Obligations (other than indemnities and contingent Obligations which have not yet accrued) and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iv) having a value in the aggregate in any twelve (12) month period of less than $10,000,000, if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), and to the extent Agent (acting at the direction of the Required Lenders) may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreements, if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (vi) subject to Section 11.3(a)(iv), approved, authorized or ratified in writing by Required Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11.

(b) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section 12.11. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(c) Agent shall have no obligation whatsoever to any Secured Party or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Term Loan hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Secured Party and that Agent shall have no duty or liability whatsoever to any other Secured Party.

(d) Any releases shall be at Borrower’s expense and shall be without representation, warranty, by Agent, or recourse to Agent, whether express, implied or statutory.

12.12 Agency for Perfection. Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Secured Party obtain possession of any such Collateral, such Secured Party shall notify Agent thereof, and, promptly upon Agent’s (acting at the direction of the Required Lenders) request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Parent, and Agent shall resign upon the request of the Required Lenders; provided that a substitute Agent has been appointed in accordance with the terms of this Section 12.13. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders which successor agent shall be subject to the approval of Administrative Borrower if no Default or Event of Default shall have occurred and be continuing, provided, that, (a) such approval shall not be unreasonably withheld, conditioned or delayed and (b) unless Agent shall have received written notice from Administrative Borrower that Administrative Borrower does not approve such successor agent within three (3) Business Days after receipt by Administrative Borrower of the notice from Agent that it is resigning, Administrative Borrower shall be deemed to have given such approval. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Other Agent Designations. Agent (acting at the direction of the Required Lenders) may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent,” “Syndication Agent,” “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on September 6, 2013 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof. In addition, Borrowers may terminate this Agreement at any time upon five (5) days prior written notice to Agent (which notice shall be irrevocable) and Agent (at the direction of Required Lenders) shall, terminate this Agreement at any time an Event of Default exists or has occurred and is continuing. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to the Required Lenders, by an issuer acceptable to the Required Lenders and payable to Agent as beneficiary) in such amounts as Agent (acting at the direction of the Required Lenders) determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable documented attorneys’ fees and expenses, in connection with any contingent Obligations, including checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment (and including any contingent liability of Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement). Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 2:00 p.m.

(b) The termination of this Agreement or any of the other Financing Agreements shall not relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations (other than indemnities and contingent Obligations which have not yet accrued) have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid, other than the contingent Obligations for which Agent has received cash collateral, or at its option, a letter of credit, in accordance with Section 13.1(a) above. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than indemnities and contingent Obligations which have not yet accrued) paid and satisfied in full in immediately available funds.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof,” “herein,” “hereunder,” “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Unless otherwise expressly indicated herein, references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall.”

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured. Reference herein to a Default or Event of Default that “exists” shall only include a Default or Event of Default, as the case may be, that has not been waived in accordance with the terms hereof or cured, so that such Default or Event of Default, as the case may be, shall cease to exist and shall not be deemed to be continuing if it has been so waived or cured.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned and observance of reasonable commercial standards of fair dealing based on how a lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. All references to the term “reasonably” or “reasonable” as applied to any conduct or determination by Agent shall be based on how a third party administrative agent with similar rights providing a credit facility of the type set forth herein would act in similar circumstances.

(h) All references to the terms “fiscal year” or “fiscal quarter” or “fiscal month” shall mean the fiscal year or fiscal quarter or fiscal month, as the case may be, of the Borrowers.

(i) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Parent delivered to the Lenders; provided, that, in the event of any change in GAAP after the date hereof that affects the covenants in Section 9 hereof, Administrative Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries, immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Administrative Borrower, Agent and the Required Lenders. Administrative Borrower shall deliver to Agent and upon Agent’s (acting at the direction of the Required Lenders) request, to each Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Section 9.6 hereof (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application. Notwithstanding the above, all calculations of the financial covenants in Section 9 shall be made on a Pro Forma Basis. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(j) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(k) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(l) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(m) Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

(n) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(o) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section 13.3):

If to any Borrower or Guarantor:

Latrobe Steel Company

2626 Ligonier Street

P.O. Box 31

Latrobe, Pennsylvania 15650

Attention: Dale B. Mikus

Telephone No.: (724) 532-6306

Telecopy No.: (724) 532-6362

E-mail: Dale.Mikus@latrobesteel.com

with a copy to:	Weil Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Andrew Colao Telephone No.: (212) 310-8830 Telecopy No.: (212) 310-8007 E-mail: andrew.colao@weil.com

If to Agent:	The Bank of New York Mellon 600 E. Las Colinas Blvd. Suite 1300 Irving, TX 75039 Attention: Melinda Valentine/Vice President Telephone No. 972.401.8500 Telecopy No. 972.401.8555

with a copy to (which shall not constitute notice):	McGuire, Craddock & Strother, P.C. 2501 N. Harwood Suite 1800 Dallas, Texas 75201 Attention: Jonathan Thalheimer Telephone: (214) 954-6855 Telecopy: (214) 954-6868 Email: jthalheimer@mcslaw.com

with a copy to (which shall not constitute notice):	Proskauer Rose LLP One International Place Boston, MA 02110 Attention: Peter J. Antoszyk Telephone No.: (617) 526.9749 Telecopy No.: (617) 526.9899 E-mail: PAntoszyk@proskauer.com

(b) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Section 2 hereof if such Lender has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent, such Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants of Agent or such Lender, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent, any Lender or Participant (or prospective Lender or Participant).

(b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent or any Lender to return any materials furnished by a Borrower or Guarantor to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information, or (iv) to notify any Person of a request or demand to disclose any confidential information pursuant to any request by any member of the Federal Reserve supervisory staff or otherwise, it being understood that such prior notice is not permitted by the Federal Reserve. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender. In addition, Agent and Lenders may disclose information relating to this credit facility to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that the Lenders may otherwise use the corporate name and logo of Borrowers and Guarantors or deal terms in “tombstones” or other advertisements, public statements or marketing materials.

13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Secured Parties, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Secured Party may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, such transfer or assignment will not be effective unless (i) such transfer or assignment has been recorded by Agent on the Register (as defined below), (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500 and (iii)(x) an Event of Default or any of the defaults set forth under Sections 10.1(a)(i), 10.1(a)(ii) caused by failure to comply with Sections 9.3, 10.1(g) and 10.1(i), without giving effect to the applicable grace periods set forth therein, shall be continuing or (y) after giving effect to such transfer or assignment, DDJ Lenders shall, in the aggregate, hold at least 50.1% (or such lesser percentage as agreed to by the Administrative Borrower in its reasonable discretion) of the outstanding aggregate principal amount of the Term Loan.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount (and stated interest) of the Term Loan (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements; provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its portion of the Term Loan hereunder to a Federal Reserve Bank or another lender in support of borrowings made by such Lenders from such Federal Reserve Bank or another lender; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that the Term Loan is subject to satisfactory results of such verification.

13.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.11 Intercreditor Agreement. Until such time that the Revolving Obligations have been discharged, notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Agent or the Lenders hereunder with respect to any Collateral and any requirement for Borrowers and Guarantors to deliver, endorse, remit, assign, notate or give control of any Collateral to or in favor of Agent or Lenders is subject to the provisions of the Intercreditor Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

LATROBE STEEL COMPANY

By:	/s/ Dale B. Mikus
Name:	Dale B. Mikus
Title:	Vice President

OH&R SPECIAL STEELS COMPANY

By:	/s/ Dale B. Mikus
Name:	Dale B. Mikus
Title:	Vice President

SPECIALTY STEEL SUPPLY, INC.

By:	/s/ Dale B. Mikus
Name:	Dale B. Mikus
Title:	Vice President

GUARANTOR

TOOLROCK HOLDING, INC.

By:	/s/ Dale B. Mikus
Name:	Dale B. Mikus
Title:	Vice President

[Loan and Security Agreement]

AGENT

THE BANK OF NEW YORK MELLON, as Agent

By:	/s/ Michael Randall
Name:	Michael Randall
Title:	Vice President

[Loan and Security Agreement]

LENDERS

CATERPILLAR INC. MASTER RETIREMENT TRUST

By: DDJ Capital Management, LLC, on behalf of Caterpillar Inc. Master Retirement Trust, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

DDJ DISTRESSED AND SPECIAL SITUATIONS FUND, L.P.

By: DDJ/GP Distressed and Special Situations, LLC, its General Partner

By: DDJ Capital Management, LLC, Manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

GMAM INVESTMENT FUNDS TRUST (for the account of the Promark High Yield Bond Fund (Account No. 7MKM))

By: DDJ Capital Management, LLC, on behalf of GMAM Investment Funds Trust (for the account of the Promark High Yield Bond Fund (Account No. 7MKM)), in its capacity as investment manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

HOUSTON MUNICIPAL EMPLOYEES PENSION SYSTEM

By: DDJ Capital Management, LLC, in its capacity as Manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

NATIONAL RAILROAD RETIREMENT INVESTMENT TRUST

By: DDJ Capital Management, LLC, in its capacity as Investment Manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

STICHTING BEWAARDER INTERPOLIS PENSIOENEN GLOBAL HIGH YIELD POOL

By: Syntrus Achmea Asset Management, as asset manager

By: DDJ Capital Management, LLC, as subadvisor

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

STICHTING PENSIOENFONDS HOOGOVENS

By: DDJ Capital Management, LLC, on behalf of Stichting Pensioenfonds Hoogovens, in its capacity as Manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

STITCHING PENSIOENFONDS METAAL EN TECHNIEK

By: DDJ Capital Management, LLC, in its capacity as manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

STICHTING PENSIOENFONDS VAN DE METALEKTRO (PME)

By: DDJ Capital Management, LLC, in its capacity as Manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

STICHTING PENSIOENFONDS VOOR FYSIOTHERAPEUTEN

By: DDJ Capital Management, LLC, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

J.C. PENNEY CORPORATION, INC. PENSION PLAN TRUST

By: DDJ Capital Management, LLC, on behalf of J.C. Penney Corporation, Inc. Pension Plan Trust, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

[Loan and Security Agreement]

LENDERS

GMAM GROUP PENSION TRUST III (for the account of the Promark Alternative High Yield Bond Fund (Account No. 7M2E))

By: State Street Bank and Trust Company, solely in its capacity as Trustee for GMAM Group Pension Trust III, (for the account of the Promark Alternative High Yield Bond Fund (Account No. 7M2E), as directed by DDJ Capital Management, LLC, and not in its individual capacity

By:	/s/ Aaron J. Poulin
Name:	Aaron J. Poulin
Title:	Vice President State Street Bank & Trust Co.

[Loan and Security Agreement]

LENDERS

UAW RETIREE MEDICAL BENEFITS TRUST

By: State Street Bank and Trust Company, solely in its capacity as Trustee for UAW Retiree Medical Benefits Trust, as directed by DDJ Capital Management, LLC, and not in its individual capacity

By:	/s/ William C. Collins
Name:	William C. Collins
Title:	Vice President State Street Bank & Trust Co.

[Loan and Security Agreement}

EXHIBIT A

to

LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                     , 20     is made between                      (the “Assignor”) and                      (the “Assignee”).

W I T N E S S E T H:

WHEREAS, The Bank of New York Mellon, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (together with its successors and assigns, in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which the Lenders have made a Term Loan (as defined in the Loan Agreement) to Latrobe Steel Company, a Pennsylvania corporation (“Latrobe”), Specialty Steel Supply, Inc., a Texas corporation (“SSS”), and OH&R Special Steels Company, a Delaware corporation (“OH&R”, and together with Latrobe and SSS, each individually a “Borrower” and collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated July 30, 2010, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor with respect to the portion of the Term Loan owned by the Assignor under the Loan Agreement in an amount equal to $             (the “Assigned Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty

(except as provided in this Assignment and Acceptance) an interest in (i) the Term Loan and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Pro Rata Share of Assignee shall be              (    %) percent.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a share of the Term Loan in an amount equal to the Assigned Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 6.4, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s principal amount of the Term Loan will be $            .

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s principal amount of the Term Loan will be $             (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2. Payments.

(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $            , representing Assignee’s Pro Rata Share of the principal amount of the Term Loan.

(b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Assigned Amount of the Term Loan shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount of the Term Loan shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Toolrock Holding, Inc., a Delaware corporation, and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be             , 20     (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Amount of the Term Loan by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6. Reserved.

7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to a complete exemption from U.S. federal income withholding tax on all payments hereunder) and, if applicable, the certificate described in Section 6.5(g)(iii)(A) of the Loan Agreement, and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8. Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10. Miscellaneous.

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

                         ,20

The Bank of New York Mellon, as Agent

[Address]

Attention:

Re:	Latrobe Steel

Ladies and Gentlemen:

The Bank of New York Mellon, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (together with its successors and assigns, in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Agent and Lenders made a Term Loan to Latrobe Steel Company, a Pennsylvania corporation, Specialty Steel Supply, Inc., a Texas corporation and OH&R Special Steels Company, a Delaware corporation (collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated July 30, 2010, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1. We hereby give you notice of, and request your consent to, the assignment by                      (the “Assignor”) to                      (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to              (    %) percent of the total Term Loan pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”).

2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3. The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:	____________________
Address:	____________________
Attention:	____________________
Telephone:	____________________
Telecopier:	____________________

(B)	Payment instructions:

Account No.:	____________________
At:	____________________
Reference:	____________________
Attention:	____________________

4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

THE BANK OF NEW YORK MELLON, as Agent

By:
Title:
ACKNOWLEDGED:

LATROBE STEEL COMPANY, as Administrative Borrower

By:
Title:

EXHIBIT C

TO

LOAN AND SECURITY AGREEMENT

Compliance Certificate

To:	The Bank of New York Mellon, as Agent

[Address]

Attention:

Ladies and Gentlemen:

I am a duly elected Responsible Officer of Latrobe Steel Company, a Pennsylvania corporation (“Latrobe”), Specialty Steel Supply, Inc. (“SSS”) and OH&R Special Steels Company, a Delaware corporation (“OH&R”, and together with Latrobe and SSS, each individually a “Borrower” and collectively, “Borrowers”. Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated July 30, 2010, by and among The Bank of New York Mellon, as agent for the financial institutions party thereto as lenders (together with its successors and assigns, in such capacity, “Agent”) and the financial institutions party thereto as lenders (collectively, “Lenders”), Borrowers and certain of their affiliates and the other parties thereto (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

I hereby certify to you, on behalf of the Borrowers and the Guarantors, and without assuming any personal liability, pursuant to Section 9.6 of the Loan Agreement as follows:

1. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

2. The review described in Section 1 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 2 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

3. Based on the review described in Section 1 above, no Borrower or Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you or set forth in the Financing Agreements.

(b) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than as permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services in a manner that is materially adverse to the rights of the Lenders or the Agent under the Financing Agreements, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor in each case, except as set forth on Schedule III attached hereto.

4. Attached hereto as Schedule IV are the calculations used in determining, as of the end of such fiscal month or fiscal quarter, as applicable, whether Borrowers and Guarantors are in compliance with the covenants set forth in Sections 9.17, 9.18 and 9.19 of the Loan Agreement for such fiscal month or fiscal quarter, as applicable.

The foregoing certifications are made and delivered this day of             , 20    .

Very truly yours,

By:
Title:

2

EXHIBIT D

TO

LOAN AND SECURITY AGREEMENT

Principal Amount of Term Loan

Lender	Term Loan Principal Amount			Percentage

GMAM Group Pension Trust III (for the account of the Promark Alternative High Yield Bond Fund (Account No. 7M2E))	$	[	]	[	]%

GMAM Investment Funds Trust (for the account of the Promark High Yield Bond Fund (Account No. 7MKM))

UAW Retiree Medical Benefits Trust

Stichting Pensioenfonds Hoogovens

Caterpillar Inc. Master Retirement Trust

J.C. Penney Corporation, Inc. Pension Plan Trust

Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool

Stichting Pensioenfonds Metaal En Techniek

Stichting Pensioenfonds van de Metalektro (PME)

National Railroad Retirement Investment Trust

Stichting Pensioenfonds voor Fysiotherapeuten

Houston Municipal Employees Pension System

DDJ Distressed and Special Situations Fund, L.P.

TOTAL:	$	[	]	100.00%

EXHIBIT E

to

LOAN AND SECURITY AGREEMENT

FORM OF TERM NOTE

TERM NOTE

$	Date: , 20

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), hereby promise to pay to                      (the “Lender”), in accordance with the provisions of the Loan and Security Agreement, dated July 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement;” capitalized terms used, but not defined herein, are used herein as therein defined) the principal amount of                          U.S. Dollars ($            ) among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and The Bank of New York Mellon, as Agent (together with its successors and assigns, in such capacity, “Agent”).

This Term Note is payable at such times and in such amounts as provided in the Loan Agreement. The Borrowers promise to pay interest on the unpaid principal amount of the Term Loan from the date such Term Loan is made until such principal amount is paid in full, at such interest rates and at such times as provided in the Loan Agreement. All payments of principal and interest shall be made to Agent for the account of the Lender in U.S. Dollars in immediately available funds at Agent’s office.

This Term Note is one of the promissory notes referred to in Section 6.14 of the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guarantee, dated July [    ], 2010, by Borrowers and Toolrock Holdings, Inc. in favor of Agent, and is secured by the Collateral. The Lender may attach schedules to this Term Note and endorse thereon the date and amount of payments with respect thereto.

The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

[SIGNATURES ON FOLLOWING PAGE]

This Term Note shall be governed by and construed in accordance with the laws of the State of New York.

LATROBE STEEL COMPANY

By:
Name:
Title:

OH&R SPECIAL STEELS COMPANY

By:
Name:
Title:

SPECIALTY STEEL SUPPLY, INC.

By:
Name:
Title:

SCHEDULE 1.98

to

LOAN AND SECURITY AGREEMENT

Permitted Holders

(a)	HHEP-Latrobe, L.P. and any of its Control Investment Affiliates; and

(b)	Watermill-Toolrock Partners, L.P. and any of its Control Investment Affiliates.

For purposes of this Schedule 1.98, “Control Investment Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

SCHEDULE 1.132

to

LOAN AND SECURITY AGREEMENT

VIM Eciuipment

That certain custom-designed 30-ton vacuum induction melting furnace (identified as VIM #2 (tracking #712320)) located at 2626 Ligonier Street, Latrobe, Pennsylvania 15650 used to produce high purity heats in a computer controlled process that liquefy alloys, ridding them of inclusions and optimizing their chemical composition.

SCHEDULE 8.2

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LOAN AND SECURITY AGREEMENT

Locations

A.	Company: Toolrock

Chief Executive Office

2626 Ligonier Street

P.O. Box 31

Latrobe, PA 15650

Location of Books and Records

2626 Ligonier Street

P.O. Box 31

Latrobe, PA 15650

Locations of Inventory, Equipment and Other Assets

None.

B.	Company: Latrobe

Chief Executive Office

2626 Ligonier Street

P.O. Box 31

Latrobe, PA 15650

Location of Books and Records

2626 Ligonier Street

P.O. Box 31

Latrobe, PA 15650

Locations of Inventory, Equipment and Other Assets

Division	City/State	Address	Operation
Owned Locations:
Latrobe Steel	Latrobe, PA	2626 Ligonier St., P.O. Box 31, Latrobe, PA 15650	Manufacturing
Latrobe Steel	Franklin, PA	1680 Debence Rd. , Franklin, PA 16323	Manufacturing
Latrobe Steel	Wauseon, OH	14614 County Rd. , Wauseon, OH 43567	Manufacturing

Leased Locations:
Latrobe Steel	Wauseon, OH	14614 County Rd., Wauseon, OH 43567	Warehouse
Latrobe Steel	Sterling Heights, MI	34100 Mound Rd., Sterling Heights, MI 48310	Warehouse
Latrobe Steel	Sheffield, England	Newhall Road, Sheffield S9 2QL, England	Warehouse

Manufacturing (Consignment Locations):
Alcoa Fastening Systems	Fullerton, CA	801 S. Placentia Ave., Fullerton, CA 92831	Customer Location
Dauphin Precision Tool LLC	Millersburg, PA	200 Front Street, Millerburg, PA 17061	Customer Location
Firth Brown Tools Inc.	Cambridge, ON	115 Dundas Street, Cambridge, ON N1R 5T8	Customer Location
Firth Rixson Inc.	Rochester, NY	181 McKee Road, Rochester, NY 14603	Customer Location
Greenfield Industries Inc.	Evans, GA	470 Old Evans Road, Evans, GA 30809	Customer Location
Greenfield Industries Inc.	Clemson, SC	2501 Davis Creek Road, Clemson, SC 29631	Customer Location
Irwin Industrial Tool Co.	Dc Witt, NE	108 South Pear Street, De Witt, NE 68341	Customer Location
Landis Threading Systems	Waynesboro, PA	360 South Church Street, Waynesboro, PA 17268	Customer Location
Niagara Cutter	Reynoldsville, PA	150 South Fifth Street, Reynoldsville, PA 15851	Customer Location
SPS Technologies Inc.	Jenkintown, PA	301 Highland Avenue, Jenkintown, PA 19046	Customer Location
Tivoly Inc.	Derby Line, VT	434 Baxter Avenue, Derby Line, VT 05830	Customer Location
Distribution (Outside Processors):
Trinel	Brook Park, OH	5251 W. 137 St. Brook Park, OH 44142	Vendor Location
Braeburn	Lower Burrell, PA	101 Braeburn St. Lower Burrell, PA 15068	Vendor Location
Universal	Bridgeville, PA	600 Mayer St., Bridgeville, PA 15017	Vendor Location
Latrobe	Latrobe, PA	Po Box 31, Latrobe PA 15650	Vendor Location
Keystone	Titusville, PA	11663 McKinney Street, Titusville, PA 16354	Vendor Location
Hammond & Irving	Auburn, NY	254 North Street, Auburn, NY 13021	Vendor Location
Carpenter	Bridgeville, PA	600 Mayer Street, Bridgeville, PA 15017	Vendor Location

C.	Company: OH&R

Chief Executive Office

1551 Vienna Parkway

Vienna, OH 44473

Location of Books and Records

1551 Vienna Parkway

Vienna, OH 44473

Locations of Inventory, Equipment and Other Assets

Division	City/State	Address	Operation
Owned Locations:
	Northborough, MA	2 Beeman Rd., Northborough, MA 01532	Warehouse
	White House, TN	3123 Pleasant Grove Rd., Whitehouse, TN 37188	Warehouse

Leased Locations:
	Marlborough, MA	225 Cedar Hill St., Suite 17, Marlborough, MA 01752	Office
	Chicago, IL	933 East 95th Street, Chicago, IL 60619	Warehouse Office&
	Vienna, OH	1551 Vienna Industrial Pkwy, Vienna, OH 44473	Warehouse
	Blenheim, ON (Canada)	9501 Horton Line, Blenheim, ON NOP IAO	Warehouse

Distribution (Consignment Locations):
Concor Tool	Hayward, WI	9665 N. Concor Rd., Hayward, WI 54843	Customer Location
Precision Steel	Toledo, OH	31 E. Sylvania Ave., Toledo, OH 43612	Customer Location
Hudson Metals	Huntington Beach, CA	7932 Earl Circle, Huntington Beach, CA 92647	Customer Location
Carpenter Powder Prod	Bridgeville, PA	600 Mayer Street, Bridgeville, PA 15017	Customer Location

Manufacturing (Outside Processors):
American Hollow Bar	Erie, PA	1901 Raspberry Street, P.O. Box 228, Erie, PA 16512	Customer Location
Banner	Carol Stream, IL	494 E. Lies Rd., Carol Stream, IL 60188	Customer Location
Bluff City	Maple Heights, OH	5800 Sterling Avenue, Maple Heights, OH 44137	Customer Location
Braeburn	Lower Burrell, PA	101 Braeburn Road, Lower Burrell, PA 15068	Customer Location
Brown-Pacific	Santa Fe Springs, CA	13639 E. Bora Drive, Santa Fe Springs, CA 90670	Customer Location
Carpenter	Reading, PA	101 West Bern Street, Bldg 104, Reading, PA	Customer

Division	City/State	Address	Operation
Technologies		19601	Location
Dearborn	Fryenurg, ME	6 Dearborn Drive, PO Box 126, Fryenurg, ME 04037	Customer Location
Dynamic Machine Works	Billerica, MA	Dynamic Flowform, 12 Suburban Park Drive, Billerica, MA 01821	Customer Location
Haynes International	Arcadia, LA	3786 Second Street, Arcadia, LA 71001	Customer Location
Lehigh Heavy Forge	Bethlehem, PA	275 Emery Street, Bethlehem, PA 18015-2042	Customer Location
Metal Finishing Services	Beaver Falls, PA	4023 4th Avenue, Beaver Falls, PA 15010	Customer Location
Orbit	Middleburg Heights, OH	6840 Lake Abram Drive, Middleburg Heights, OH 44130	Customer Location
Penn State Special Mettals LLC	Koppel, PA	7544 Rt. 18 North, Koppel, PA 16136-0617	Customer Location
Pittsburgh Flat Roll	Pittsburgh, PA	1200 Reedsdale Street, Pittsburgh, PA 15233	Customer Location
Precision Kidd	Aliquippa, PA	One Quality Way, Aliquippa, PA 15001	Customer Location
Republic Special Metals, Inc.	South West Canton, OH	2201 Harrison Avenue, South West Canton, OH 44706	Customer Location
Rex Heat Treat	Landsdale, PA	8th Street and Valley Forge Road, P.O. Box 270, Landsdale, PA 19446	Customer Location
Rome Metals	Rochester, PA	499 Delaware Avenue, Rochester, PA 15074	Customer Location
Shasta	Aliquippa, PA	300 Steel Street, Aliquippa, PA 15001	Customer Location
Timken - Canton	Canton, OH	2401 Gambrinus Road, Canton, OH 44706	Customer Location
Universal Welding	Export, PA	5578 Old William Penn Highway, Export, PA 15632	Customer Location
Wptl 1mm Tank	New Kensington, PA	1010 Industrial Blvd., New Kensingtor, PA 15068	Customer Location
Wptl 1g. Tactic and Wptl SM. Tactic	New Kensington, PA	1010 Industrial Blvd., New Kensington, PA 15068	Customer Location

D.	Company: Specialty Steel

Chief Executive Office

19201 Circle Lake Drive

Pinehurst, TX 77362

Location of Books and Records

19201 Circle Lake Drive

Pinehurst, TX 77362

Locations of Inventory, Equipment and Other Assets

Division	City/State	Address	Operation
Leased Locations:
	Houston, TX	16623 Aldine Westfield Road, Houston, TX 77032	Warehouse
	Prichard, AL	3009 and 3019 Hand Avenue, Prichard, AL 36609	Warehouse
	Pinehurst, TX	19201 Circle Lake Drive, Pinehurst, TX 97362	Office/Warehouse
	Vienna, OH	1551 Vienna Industrial Pkwy, Vienna, OH 44473	Warehouse

SCHEDULE 8.4

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LOAN AND SECURITY AGREEMENT

Permitted Liens

None.

SCHEDULE 8.5

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LOAN AND SECURITY AGREEMENT

Tax Returns

1.	The Internal Revenue Service notified the Company on January 5, 2010 that its federal income tax returns for the period ended September 30, 2007 have been selected for examination. The scope was subsequently expanded to cover periods ended September 30, 2006, September 30, 2008 and September 30, 2009.

SCHEDULE 8.6

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LOAN AND SECURITY AGREEMENT

Litigation

1.	Douglas Hodczak, James Crossan, Thomas Magdic and Joseph Litvik v. Latrobe Specialty Steel Company, United States District Court for the Western District of Pennsylvania Civil Action No. 08-649.

This is a purported collective (class) action case, alleging age-based discrimination in employment by Latrobe. The claim arises from Latrobe’s termination of four employees for violating the Electronic Communications Policy. Latrobe filed dispositive motions, which were denied without prejudice as premature. Latrobe has successfully obtained dismissal of plaintiff’s disparate impact claim through voluntary dismissal, leaving only a purported collective (class) action disparate treatment, age discrimination claim. To date, plaintiffs have taken no steps to conditionally certify a class. Latrobe is currently engaging in discovery and continues to defend the matter aggressively.

SCHEDULE 8.8

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LOAN AND SECURITY AGREEMENT

Environmental Compliance

Latrobe, PA

1.	Past releases and periodic continued releases of leachate to surface waters and soils surrounding the residual waste landfill, as described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Company, Latrobe, PA, prepared by Delta, dated October 31, 2006 (“2006 Latrobe, PA Phase I Report”), at pp. 25, 30-31, 33, 38 and in the Phase I Environmental Site Assessment, Latrobe Specialty Steel Company, Latrobe, PA, dated November 26, 2008 prepared by Delta Consultants (“Delta”) (“2008 Latrobe, PA Phase I Report”), at pp. 29, 36-37, 41, 45 (Section 8.8(a), (b), (c))

2.	Area of dark stained soil adjacent to treatment (settling) ponds located at the southeast corner of the Continuous Rolling Mill portion of the Latrobe property, as described in the 2006 Latrobe, PA Phase I Report, at pp. 19, 26, 31-32, 38, and in the 2008 Latrobe, PA Phase I Report, at pp. 28, 37-38, 42, 45 (Section 8.8(a), (c))

3.	Dark stained area surrounding staging area for dry grinding swarf, scale and small metal scrap located behind Continuous Rolling Mill building and in close proximity to storm water outfall No. 3 which discharges into Loyalhanna Creek, as described in the 2006 Latrobe, PA Phase I Report at pp. 26-27, 32 and in the 2008 Latrobe, PA Phase I Report at pp. 38, 42, 45 (Section 8.8(a), (c))

4.	Release of slag wastewater to Loyalhanna Creek via runoff to adjacent storm water catch basin adjacent to slag storage building at Melt Shop, as described in the 2006 Latrobe, PA Phase I Report at pp. 27, 32, and in the 2008 Latrobe, PA Phase I Report at p.8, 38, 42, 45 (Section 8.8(a), (b), (c))

5.	Releases of Argon Oxygen Decarburization baghouse dust, as described in the 2006 Latrobe, PA Phase I Report at pp. 27, 32, 39 and in the 2008 Latrobe, PA Phase I Report at pp. 8-9, 34, 39, 42, 45 (Section 8.8(a), (b), (c))

6.	Releases of Electric Arc Furnace baghouse dust, as described in the 2006 Latrobe, PA Phase I Report at pp. 27-28, 32-33, 39 and in the 2008 Latrobe, PA Phase I Report at pp. 9, 39, 42, 46 (Section 8.8(a), (b), (c))

7.

Discharge from storm and floor drains in manufacturing areas both within buildings and at outside areas to nearby storm water discharge locations, including August 1992 release of oily water to storm water management system which discharges to Loyalhanna Creek, as described in the 2006 Latrobe, PA

Phase I Report at pp. 28, 33 and in the 2008 Latrobe, PA Phase I Report at pp. 42-43, 46 (Section 8.8(a), (c))

8.	Staining of concrete and brick floor in Main Site buildings, concrete floor of Melt Shop buildings and Continuous Rolling Mill buildings, as described in the 2006 Latrobe, PA Phase I Report at pp. 33-34, 39 and in the 2008 Latrobe, PA Phase I Report at pp. 43, 45 (Section 8.8(a), (c))

9.	Contamination in soil and ground water on portion of property formerly owned by American Cyanamid (the Cap Works and Ross Site) and former coke ovens located on the former Cap Works property, as described in the Remedial Investigation Report Act 2 Release of Liability Former American Cyanamid Cap Works and Ross Sites, dated February 28, 2003, in the 2006 Latrobe, PA Phase I Report at pp. 3, 14, 17, 29, 34, 39 and in the 2008 Latrobe, PA Phase I Report at pp. 9-10, 21, 30, 43, 46 (Section 8.8(b), (c))

10.	Former underground tanks used for storage of diesel fuel, as described in the 2006 Latrobe, PA Phase I Report at pp. 24, 34-35, and in the 2008 Latrobe, PA Phase I Report at pp. 34-35,43 (Section 8.8(a), (b), (c))

11.	Disposal of Continuous Rolling Mill cooling pond sludge, as cited in June 27, 1989 Notice of Violation from Pennsylvania Department of Environmental Protection (“PA DEP”), as described in the 2006 Latrobe, PA Phase I Report at pp. 29-30, 35 and in the 2008 Latrobe, PA Phase I Report at pp. 10, 44 (Section 8.8(a), (b), (c))

12.	PCB wastes from Thermal Induction Vacuum Furnace adjacent to Melt Shop, as described in the 2006 Latrobe, PA Phase I Report at pp. 24-25, 35 and in the 2008 Latrobe, PA Phase I Report at pp. 35-36, 44 (Section 8.8(a), (c))

13.	Unmanaged, unlabelled, damaged and leaking drums containing raw materials, oils and petroleum products, coolants and wastes, as described in the 2006 Latrobe, PA Phase I Report at pp. 35-36 (Section 8.8(a), (c))

14.	Asbestos containing materials, including in cement mortar between bricks in old coal fired boiler located in boiler room next to VAP area and in isolated boiler located in cold milling area, as described in the 2006 Latrobe, PA Phase I Report at p. 36 (Section 8.8(a), (c))

15.	Metal grindings saturated with oil and cutting fluids which are drained to a concrete sump and then pumped to an aboveground storage tank, as described in the 2006 Latrobe, PA Phase I Report at pp. 28-29, 36 (Section 8.8(a), (c))

16.

Fugitive air emission incidents, Notices of Violation and a Consent Order (1997), including reference to complaints from resident neighbors, as described in the 2006 Latrobe, PA Phase I Report at pp. 37 and in the Phase I ESA Preliminary

Findings Summary, prepared by WSP Environment & Energy (“WSP”), dated July 28, 2010 (“WSP Phase I”) at p. 6 (Section 8.8(a), (b), (c))

17.	General Notice/Demand and Request for Information Pursuant to Section 104 of CERCLA and Section 3007 of RCRA for the Elmore Waste Disposal Superfund Site, Greer, SC issued by US EPA Region 4 to The Timken Company (Aug. 2, 2000), and response thereto, as described in the 2006 Latrobe, PA Phase I Report at p. 37 (Section 8.8(a), (b))

18.	Letter from PA DEP, dated August 15, 2005, indicating Timken may be responsible party in connection with Everglade Junkyard Site, Hempfield, PA, as described in the 2006 Latrobe, PA Phase I Report at p. 37 (Section 8.8(a), (b))

19.	US EPA Region 7 Request for Information by letters dated August 15, 1996 and August 22, 1996, regarding the Hayford Bridge Road Groundwater Superfund Site and response thereto stating no information available, as described in the 2006 Latrobe, PA Phase I Report at p. 37 (Section 8.8(a), (b))

20.	Notice of completion from US EPA in March 2000 regarding Metcoa Superfund Site, as described in the 2006 Latrobe, PA Phase I Report at p. 37 (Section 8.8(a), (b))

21.	Notice of Potential Liability regarding PCB Treatment, Inc. Superfund Site from U.S. EPA Region VII to Latrobe Steel Co. (Sept. 16, 1997), PCB Treatment, Inc., and subsequent cash-out settlement, as described in the 2006 Latrobe, PA Phase I Report at p. 37 (Section 8.8(a), (b))

22.	Letter from Indiana Department of Environmental Management to Latrobe Steel Co. regarding Four County Landfill Special Notice of Potential Liability (April 3, 2002), and subsequent de minimis settlement for OU #1, as described in the 2006 Latrobe, PA Phase I Report at pp. 37-38 (Section 8.8(a), (b))

23.	Letter from Douglas G. Haynam, Shumaker, Loop & Kendrick, LLP regarding Commercial Oil Services Group Ninth Phase II Assessment (Dec. 30, 2004), as described in the 2006 Latrobe, PA Phase I Report at p. 38 (Section 8.8(a), (b))

24.

Deficiencies associated with aboveground storage tanks, as noted in the following in-service inspection reports, all prepared by Orbital Engineering, Inc.: Waste Water Storage Tank, dated January 11, 2006; Virgin Hydrochloric Acid Storage Tank No. 001A, dated May 19, 2006; Waste Hydrochloric Acid Storage Tank No. 002A, dated May 22, 2006; Sulfuric Acid Storage Tank No. 003A, dated May 22, 2006; Nitric Acid Storage Tank No. 004A, dated May 24, 2006; Spent Sulfuric Acid Storage Tank No. 005A, dated May 22, 2006; Spent Sulfuric Acid Storage Tank, dated May 22, 2006; Spent Nitric Hydrofluoric Acid Storage Tank No. 006A, dated May 22, 2006; Used Oil Storage Tank No. 007A, dated May 22,

2006; Diesel Fuel Storage Tank No. 008A, dated May 24, 2006 (Section 8.8(a), (c))

25.	Contamination in soil and groundwater on property formerly operated by Vulcan Mold and Iron Company, as described in the WSP Phase I at p. 4 (Section 8.8(a), (c))

26.	Releases of water soluble oil from Mesta Press at Main Plant to Loyalhanna Creek through stormwater outfalls, for which notices of violations from PA DEP are anticipated and for which response actions have been completed, as described in the WSP Phase I at p. 7 (Section 8.8(a), (b), (c))

27.	Two potential PCB-containing transformers may be located on-site, as described in the WSP Phase I at p. 9 (Section 8.8(a)), (c))

Franklin, PA

28.	On-site septic system/leachfield installed in 1994, and in use until at least 1996, as described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Company, Franklin, PA, prepared by Delta, dated October 30, 2006 (“2006 Franklin, PA Phase I Report”) at Sections 5.2, 7.1 and 8.0 and in the Phase I Environmental Site Assessment, Latrobe Specialty Steel Company, Franklin, PA, prepared by Delta, dated November 26, 2008 (“2008 Franklin, PA Phase I Report”) at p. 11 (Section 8.8(c))

29.	Debris in drainage trench associate with storm water retention pond at east edge of parking lot, as described in the 2006 Franklin, PA Phase I Report at Section 7.3 (Section 8.8(c))

30.	Oil staining throughout manufacturing area on concrete floor below cutting and grinding machines, as described in the 2006 Franklin, PA Phase I Report at Sections 5.4.4 and 7.3 and in the 2008 Franklin, PA Phase I Report at pp. 20, 22 (Section 8.8(a), (c))

31.	Residual material in drums stored outside on northeast corner of property on asphalt, as described in the 2006 Franklin, PA Phase I Report at Section 7.4 (Section 8.8(a), (c))

32.	No secondary containment for two above-ground storage tanks and two drum rack/storage areas, as described in the WSP Phase I, pp. 10-11 (Section 8.8(a), (c))

33.	Storage of swarf stored uncovered outdoors, as described in the WSP Phase I, p. 11 (Section 8.8(a),(c))

34.	Non-compliance with regulatory requirements with respect to the Preparedness, Prevention and Contingency Plan, as described in the WSP Phase I, p. 11 (Section 8.8(a))

35.	Non-compliance with regulatory requirements with respect to the Spill Prevention Control and Countermeasures Plan, as described in the WSP Phase I, p. 11 (Section 8.8(a))

Wauseon, OH

36.	The site has a long history of industrial use and waste generation, including generation of hazardous wastes and use of petroleum products which may have had the potential to be discharged to the sewer system via sinks or toilets. As described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Koncor Plant, Wauseon, OH, prepared by Delta, dated October 31, 2006 (“2006 Wauseon, OH Phase I Report”) at pp. 21, 24-25, 29-30 and in the Phase I Environmental Site Assessment, Latrobe Specialty Steel Company - Koncor, Wauseon, OH, prepared by Delta, dated November 26, 2008 (“2008 Wauseon, OH Phase I Report”) at pp. 30-31, 35-36, 39-40, a septic system/on-site sewage treatment system was installed in 1974. (Section 8.8(a), (c))

37.	As described in the 2006 Wauseon, OH Phase I Report at pp. 21-22, 25-26, 30 and in the 2008 Wauseon, OH Phase I Report at pp. 11, 14, 32-33, 38 the Wauseon, OH facility operated and maintained a barium salt heat treating operation with associated hazardous waste accumulation area and storage tank. The heat treating operation was discontinued and the hazardous waste tank and accumulation pad was closed in 1996. (Section 8.8(a), (c))

38.	Four vents on the north side of building K-1 of the Wauseon, OH facility were observed to have a small black-stained area on the side of the building around the vents and on vegetation/soil directly beneath the vents, as described in the 2006 Wauseon, OH Phase I Report at pp. 23, 26, 30, and in the 2008 Wauseon, OH Phase I Report at pp. 34, 36, 40 (Section 8.8(a), (c))

39.	Potential for runoff to be contaminated with petroleum products and/or hazardous substances and to be discharged to storm water system from catch basins located in northeast corner of parking area and on concrete storage pad adjacent to and east of building K-2 and eventually to Turkey Foot Creek, as described in the 2006 Wauseon, OH Phase I Report at pp. 26, 30-31, and in the 2008 Wauseon, OH Phase I Report at pp. 36, 40 (Section 8.8(a), (c))

40.	Stained areas of concrete floor in manufacturing areas in buildings K-I and K-2 and the concrete floor of K-3, as described in the 2006 Wauseon, OH Phase I Report at pp. 23, 26, 31, and in the 2008 Wauseon, OH Phase I Report at pp. 11, 33, 38-39 (Section 8.8(a), (c))

41.	Heavily stained area of concrete floor in building K-5, as described in the 2006 Wauseon, OH Phase I Report at pp. 22-23, 27, and in the 2008 Wauseon, OH Phase I Report at pp. 33, 39 (Section 8.8(a), (c))

42.	Listing of northwesterly adjoining property in database search, as described in the 2008 Wauseon, OH Phase I Report at pp. 21-22, 36-37 (Section 8.8(a), (c))

43.	Former 10,000-gallon underground diesel fuel storage tank, as described in the 2006 Wauseon, OH Phase I Report at pp. 20, 27 and in the 2008 Wauseon, OH Phase I Report at pp. 30, 37 (Section 8.8(a), (b), (c))

44.	Former 250-gallon aboveground kerosene tank with no documentation of removal or closure, as described in the 2006 Wauseon, OH Phase I Report at p. 27 and in the 2008 Wauseon, OH Phase I Report at p. 37 (Section 8.8(a), (c))

45.	Non-compliance with terms and conditions of NPDES Ohio EPA Facility Permit No. 2GR00582* AG, dated June 2004, as described in the 2006 Wauseon, OH Phase I Report at p. 28 and in the 2008 Wauseon, OH Phase I Report at pp. 11-12 (Section 8.8(a))

46.	Non-compliance with regulatory requirements with respect to the Spill Prevention Control and Countermeasures Plan, as described in the 2006 Wauseon, OH Phase I Report at p. 28 and in the 2008 Wauseon, OH Phase I Report at pp. 11-12 (Section 8.8(a))

47.	Non-compliance with respect to requirements for operating as Conditionally Exempt Small Quantity Generator of Hazardous Waste, as described in the 2006 Wauseon, OH Phase I Report at p. 28 and in the 2008 Wauseon, OH Phase I Report at pp. 11-12 (Section 8.8(a))

48.	A permit may be required for the air emissions from the oil/water evaporator, as described in the 2006 Wauseon, OH Phase I Report at pp. 29, 31 and in the 2008 Wauseon, OH Phase I Report at pp. 11-12 (Section 8.8(d))

49.	Suspect asbestos containing material in building K-1, as described in the 2006 Wauseon, OH Phase I Report at p. 29 and in the 2008 Wauseon, OH Phase I Report at pp. 11, 12 (Section 8.8(a), (c))

Northborough, MA

50.

On-site septic tank with leachfield constructed in 1985, as described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Distribution, Northborough, MA, prepared by Delta, dated October 30, 2006 (“2006 Northborough, MA Phase I Report”) at pp. 14, 16, 17-18 and in the Phase I Environmental Site Assessment, Latrobe Specialty Steel Company,

Northborough, MA, prepared by Delta, dated November 26, 2008 (“2008 Northborough, MA Phase I Report” at pp. 21, 24, 25 (Section 8.8(a), (c))

51.	No stormwater permitting documentation, as described in the 2006 Northborough, MA Phase I Report at p. 18 (Section 8.8(d))

52.	Unneeded chemical materials are stored in a fire-proof location at the facility, as described in the 2006 Northborough, MA Phase I Report at p. 18 (Section 8.8(a))

53.	Drums containing machine coolant/hydraulic oil, as described in the 2006 Northborough, MA Phase I Report at pp. 16, 19, and the 2008 Northborough, MA Phase I Report at p. 25 (Section 8.8(a))

54.	Speedi-dry absorbent used to clean up minor hydraulic oil spills associated with saws is disposed of in on-site solid waste dumpster as non-regulated waste, as described in the 2006 Northborough, MA Phase I Report at pp. 16, 19 and the 2008 Northborough, MA Phase I Report at p. 21 (Section 8.8(a))

55.	Dry well in facility building north of storage room, as described in the 2008 Northborough, MA Phase I Report at pp. 11, 20, 21-22, 23, 25 (Section 8.8(a), (c))

56.	Hydraulic oil staining on floor beneath one of three cross cut saws, as described in the WSP Phase I at p. 17 (Section 8.8(a), (c))

White House, TN

57.	Petroleum hydrocarbons were identified in groundwater monitoring wells downgradient of a former septic tank/leachfield in 1996, as described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Distribution, White House, TN, prepared by Delta, dated October 30, 2006 (“2006 White House, TN Phase I Report”) at pp. 3-6, 23-24, 26-27 and in the Phase I Environmental Site Assessment, Latrobe Specialty Steel Company, White House, TN, prepared by Delta, dated September 24, 2008 (“2008 White House, TN Phase I Report”) at pp. 6-9, 27, 28 (Section 8.8(a), (c))

58.	Two former sumps (a 150-gallon below-ground machine coolant sump in the southeasterly portion of the building and a 2,800 gallon “sludge pit” located near the southeast building) and one current sump (a 150-gallon below-ground machine coolant sump in the northwesterly portion of the building) have been used at the White House, TN facility, as described in the 2006 White House, TN Phase I Report at pp. 3-5, 21-22, 24-25, 27-28 and in the 2008 White House, TN Phase I Report at pp. 6-10, 14, 24 (Section 8.8(a), (c))

59.	Approximately 20 gallons of diesel fuel were released to the ground on the south side of the White House, TN plant (near the property line) on December 4, 2002,

as described in the 2006 White House, TN Phase I Report at pp. 14-15, 25 and in the 2008 White House, TN Phase I Report at p. 2 of the User Questionnaire (Section 8.8(a), (c))

60.	Release of motor oil from truck located in shipping/receiving bay on August 28, 2006, as described in the 2006 White House, TN Phase I Report at pp. 15-16, 22, 25 and in the 2008 White House, TN Phase I Report at pp. 24-25 (Section 8.8(a), (c))

61.	Removal of petroleum contaminated soils from north storm water ditch, as described in the 2006 White House, TN Phase I Report at pp. 3-6, 15, 25-26 and in the 2008 White House, TN Phase I Report at pp. 6-10, 27 (Section 8.8(a), (c))

62.	Oil staining at various locations in manufacturing area on concrete floor, as described in the 2006 White House, TN Phase I Report at p. 26 and in the 2008 White House, TN Phase I Report at p. 27 (Section 8.8(a), (c))

63.	Storm water samples from Outfalls 001 and 002 were not analyzed for total recoverable zinc as listed in the permit, as described in the 2006 White House, TN Phase I Report at pp. 13-14, 26 (Section 8.8(a))

64.	Non-compliance with regulatory requirements with respect to the Preparedness, Prevention and Contingency Plan, as described in the WSP Phase I at p. 20 (Section 8.8(a))

Sheffield, UK

65.	Site-wide soil and groundwater contamination, as described in the Draft Phase I Environmental Site Assessment Summary – All Sites, prepared by Delta, dated October 5, 2006 (“Phase I Summary Findings”) at pp. 1-2 of 4 for Sheffield, UK (Section 8.8(a), (c))

66.	Oil staining in manufacturing area on concrete floor below cutting and grinding machines in Building 61, with two sunken sumps adjacent to the associated grinding machines and oil staining in manufacturing area on concrete floor below cutting and grinding machines, as described in the Phase I Summary Findings at p. 2 of 4 for Sheffield, UK (Section 8.8(a), (c))

67.	Non-compliance with regulatory requirements for 300-gallon aboveground storage tank north of Building 38, as described in the Phase I Summary Findings at pp. 2-3 of 4 for Sheffield, UK (Section 8.8(a), (c))

68.	Asbestos located at fascia over entrance to Building 38 and lack of signs noting locations of asbestos containing materials, as described in the Phase I Summary Findings at p. 3 of 4 for Sheffield, UK (Section 8.8(a), (c))

69.	Lack of documentation regarding proper disposal of hazardous waste, as described in the Phase I Summary Findings at p. 4 of 4 for Sheffield, UK (Section 8.8(a), (c))

Sterling Heights, MI

70.	Surficial staining of concrete floor of warehouse and receiving area, as described in the Phase I Summary Findings at p. 1 of 2 for Sterling Heights, MI (Section 8.8(a), (c))

71.	Former 6,000-gallon heating fuel underground storage tank in December 1994, as described in the Phase I Summary Findings at p. 1 of 2 for Sterling Heights, MI (Section 8.8(a), (c))

72.	Used oil stored in unlabeled plastic containers and brought to local used oil recycle facility, as described in the Phase I Summary Findings at p. 1 of 2 for Sterling Heights, MI (Section 8.8(a))

73.	Suspect asbestos containing materials, as described in the Phase I Summary Findings at p. 2 of 2 for Sterling Heights, MI (Section 8.8(a))

Chicago, IL

74.	Removal of former 10,000-gallon underground fuel oil storage tank, as described in the Phase I Summary Findings at p. 1 of 2 for Chicago, IL (Section 8.8(a), (b), (c))

75.	Storm water retention basin at southern edge of parking lot within three feet of neighboring property, which contains stockpiles of debris and scrap, as described in the Phase I Summary Findings at p. 1 of 2 for Chicago, IL (Section 8.8(a), (c))

76.	Oil staining on concrete below wooden pallet on which hydraulic oil and coolant are stored, as described in the Phase I Summary Findings at p. 1 of 2 for Chicago, IL (Section 8.8(a), (c))

77.	Broken pallets and racks stored outside in gravel parking area, as described in the Phase I Summary Findings at p. 1 of 2 for Chicago, IL (Section 8.8(a), (c))

78.	No storm water permitting documentation, as described in the Phase I Summary Findings at p. 1 of 2 for Chicago, IL (Section 8.8(d))

79.	Unlabelled hydraulic oil storage drums, as described in the Phase I Summary Findings at p. 1 of 2 for Chicago, IL (Section 8.8(a))

Vienna, OH

80.	Staining on concrete floor in manufacturing area below cutting and grinding machines, as described in the Phase I Summary Findings at p. 1 of 1 for Vienna, OH (Section 8.8(a), (c))

Greer. SC

81.	Oil spillage beneath two above-ground storage tanks, one containing a mixture of waste motor oil and spent soluble oil and one containing virgin soluble oil, as described in the Phase I Environmental Site Assessment, OH&R Special Steels Company, 310 Brookshire Road, Greer, SC, dated March 2004 (“Greer, SC Phase I Report”) at pp. 5-6, 7 (Section 8.8(a)(c))

82.	Dark stained soils limited in extent and of a surficial nature adjacent to eastern edge of concrete pad southwest of facility, as described in the Greer, SC Phase I Report at pp. 6, 7 (Section 8.8(a), (c))

Marlborough. MA

83.	Petroleum staining on concrete floor of former manufacturing/warehouse area, as described in the Phase I/II Environmental Site Review, Houghton & Richards Facility, Marlborough, MA, dated August 1996 (“Marlborough, MA Phase I/II Report”) at p. 3 (Section 8.8(a), (c))

84.	Petroleum hydrocarbons related to steel cutting operations between 1970 and 1191/1992 have penetrated the concrete floor of the former manufacturing/warehouse area, as described in the Marlborough, MA Phase I/II Report at pp. 4-6(Section 8.8(a), (c))

Houston, TX

85.	Former underground gasoline storage tanks, as described in the WSP Phase I at p. 22 (Section 8.8(a), (c))

86.	Former hazardous wastes generated by previous operator, as described in the WSP Phase I at p. 22 (Section 8.8(a), (c))

SCHEDULE 8.9(d)

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LOAN AND SECURITY AGREEMENT

Post-Employment Health and Welfare Benefits

•	Latrobe Steel Company Retiree Health Care Premium Reimbursement Account (as amended and restated effective January 1, 2009).

•	Latrobe Specialty Steel Company Non-Bargaining Retiree Medical Coverage.

•	Latrobe Steel Company Non-Union Employee Supplemental Unemployment Benefit Plan.

•	USWA Supplemental Unemployment Benefit Plan.

•	Latrobe Specialty Steel RMM Retirees, Group 14710-25 & -95 PPO Program.

•

Latrobe Steel Company Postretirement Health Care and Life Insurance Plan for Hourly- Paid Employees, which includes Latrobe Steel Company Post-Employment Healthcare and Life Insurance Plan for USWA employees.

•

2008 Basic Agreement between Latrobe Specialty Steel and the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, dated July 21, 2008.

•

2002 Insurance Agreement between Timken Latrobe Steel and United Steelworkers of America AFL-CIO, which includes Latrobe Specialty Steel United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Retirees.

•

Agreement between Latrobe Steel and International Brotherhood of Teamsters Local No. 247, effective April 1, 2009, which includes Latrobe Specialty Steel Detroit Teamsters Retirees, Group 14710-25 & -95 PPO Programs.

•	Insurance Agreement between Latrobe Steel Company and the International Brotherhood of Teamsters and its affiliated Local Number 247, dated April 1, 2009.

SCHEDULE 8.10

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LOAN AND SECURITY AGREEMENT

Bank Accounts

Toolrock Holding, Inc.
Bank Accounts:	None
Investment Accounts:	None

Latrobe Steel Company

Bank Accounts

Acct. No.	Bank Name	Location	Acct. Name
	PNC Bank	Pittsburgh, PA	Latrobe Steel Company Collection Account
	PNC Bank	Pittsburgh, PA	Latrobe Steel Company Funding Account
	PNC Bank	Pittsburgh, PA	Latrobe Steel Company Controlled Disbursement Account
Investment Accounts:		None

OH&R Specialty Steels Company Bank Accounts

Acct. No.	Bank Name	Location	Acct. Name
	PNC Bank	Pittsburgh, PA	OH&R Special Steel Company Collection Account
	PNC Bank	Pittsburgh, PA	OH&R Special Steel Company Controlled Account
Investment Accounts:		None

Specialty Steel Supply, Inc. Bank Accounts:

Acct. No.	Bank Name	Location	Acct. Name
	PNC Bank	East Brunswick, NJ	Specialty Steel Supply, Inc. Collection Account
	PNC Bank	East Brunswick, NJ	Specialty Steel Supply, Inc. Disbursement Account
Investment Accounts:		None

SCHEDULE 8.11

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LOAN AND SECURITY AGREEMENT

Intellectual Property

1.	Domain names used by the Loan Parties:

latrobesteel.com

latrobespecialtysteel.com

latrobe-steel.com

latrobesteeldirect.com

latrobedirect.com

specialtysteelsupply.com

2.	The following federally registered trademarks:

Mark	Application No.	Filing Date	Registration No.	Registration Date
G.S.N. (Stylized)	71/482106	04/13/45	417324	10/23/45
STAMINAL	71/483227	05/11/45	417918	11/20/45
L.P.D.	71/474697	09/28/44	419971	03/19/46
LESCO	71/470616	05/25/44	428968	04/15/47
VDC (Block letters)	71/573781	02/12/49	560070	06/17/52
XL (Block Letters)	71/669893	07/13/54	603509	03/22/55
BR-4 (Stylized)	72/100268	07/05/60	722498	10/10/61
L in Diamond in Square	72/143745	05/03/62	774374	08/04/64
THERM-I-VAC (Stylized)	72/182191	12/02/63	774843	08/11/64
BG42	73/026131	07/05/74	1000945	01/07/75
VERTEX	76/492429	02/25/03	3117527	07/18/06
GRAPH-AIR	75/726575	06/10/99	2336119	03/28/00
GRAPH-MO	75/726573	06/10/99	2336118	03/28/00
A-21	76/403107	05/01/02	2704287	04/08/03

The following unregistered trademarks:

Tool, Die and High Speed Steels

Badger	Dynavan	Riptide
Brickmold	E. No. I	Saxman-6R
Cascade	GSN-Mo	Select B
Chipper Knife	HW-108	Stark
CLW	Kelvan	Super Cobalt

CM-50	Koncor	Tatmo
CM-52	Lanark	Tatmo Cobalt
C006	Lescowear	Tatmo-V
Corsair	Magnadie	Tatmo-VN
Crusader	Mazeman	TNW
Dart	MGR	Whitebear
Double Six	Montana	XL Chisel
Dycast No. 1	Olympic	440 N-Die
440C Air Melt

Specialty Alloy Steels

Lescalloy® HP 94TM-30 VAC-ARC®	Nitralloy N™ VAC-ARC®
Nitralloy 135™ Modified VAC-ARC®	CBS-50NiL™ VIM-VAR
CBS-600™ VIM-VAR	440 N-DUR™
CSS-42L™

2.	OH&R holds the Ohio registered trade name: Timken Latrobe Steel Distribution, registration number 1624718.

3.	Specialty Steel Supply, Inc. holds the common law trademark:

Patents: The patents attached hereto as Exhibit 8.11.

License Agreements:

Software Licenses

Purchase and Support Agreement between OH&R Special Steels, Inc. [sic] and Intrix Systems Group Inc. effective as of November, 1997.

License Agreement between Taxware, a division of govONE Solutions, LP and Latrobe Steel Company dated May 28, 1998 and amended December 20, 2004 and Addendum.

Authorized Affiliate Agreement between Timken Latrobe Steel and SAP America, Inc. dated November 20, 1998.

Software License Agreement between The Timken Company and Intellection Inc. i2 Technologies US, Inc. dated April 13, 1994 and amended March 29, 1996, April 17, 1996 and June 22, 2004.

Sales, Software License and Services Agreement between The Timken Co and Kronos Incorporated dated October 28, 2005, as amended by that Amendment to Kronos Sales, Software License and Services Agreement dated November 8, 2006. (for Workforce Connect).

License Agreement between Kronos Incorporated and Latrobe Specialty Steel Company dated March 30, 2007.

SAP America, Inc. Software and user License Agreement dated July 20, 2007 and amended December 14, 2007.

Master maintenance and sales agreement between IKON and Latrobe Steel Company dated April 19, 2007.

License Agreement between Symantec and Latrobe Steel Company dated August 1, 2007.

Software License Agreement between Black Berry Enterprise and Latrobe Steel Company dated May 1, 2007.

Other Licenses

A license agreement between Latrobe Steel Company and Carnegie Mellon University dated July 20, 2007 with respect to CMU’s martensitic stainless steels technology for potential use in the manufacture of aircraft landing gear.

Proprietary Production Agreement between Timken Latrobe Steel Company and Firth Rixson Special Steels dated January 1, 2006 thru December 31, 2008.

There is an unsigned copy of a Trademark License Agreement between SPS

Technologies, Inc. and Latrobe Steel Company re Aerex bearing a date of July 9, 1996. The Company is in the process of determining whether it was ever signed. This Trademark License Agreement references a Patent License Agreement. To the knowledge of Latrobe, no such Patent License Agreement exists.

A license agreement between Latrobe and QuesTek Innovations LLC dated November 20, 2009 whereby Latrobe acquired a license to produce and sell Ferrium® C61™ and C64™.

A license agreement between Latrobe and QuesTek Innovations LLC dated April 5, 2010 whereby Latrobe acquired a license to produce and sell Ferrium® M54™ .

Exhibit 8.11

Patents

Patent Applications

Country	Patent Number
European Patent Application	Serial No. 2004/80009273.7
Canadian Patent Application	Serial No. 2515219
Japanese Patent Application	Serial No. 2006-501146
Chinese Patent Application	Serial No. 200480009273.7 (patent pending)
Brazilian Patent Application	Serial No. PI0406958-7

US Patents

Jurisdiction	Reference #	Type	Filed	Serial #	Issued	Patent
UNITED STATES	931033	NEW	12/23/1993	08/174,180	6/13/1995	5,424,028
UNITED STATES	091070	NEW	7/31/1991	07/738,805	5/4/1993	5,207,843
UNITED STATES	086552	CON	8/6/1986	893,634	1/3/1989	4,795,504
UNITED STATES			10/07/1992	07957724	5/10/1994	5,310,431
UNITED STATES			11/12/2003	10706154	5/10/2005	6,890,393
UNITED STATES			5/08/2003	10431680	5/31/2005	6,899,773
UNITED STATES			10/05/2007	11868078	12/30/2008	7,470,336
UNITED STATES			6/06/1989	07361910	4/07/1992	5,102,619
UNITED STATES			9/17/1998	09156727	3/13/2001	6,200,528
UNITED STATES			N/A	N/A	5/16/1950	2,507,843

Foreign Patents

Jurisdiction	Reference #	Type	Filed	Serial #	Issued	Patent
EUROPEAN PATENT	940972	CEQ	11/7/1994	94308179.4	9/3/1997	EP 0664342
JAPAN	940973	CEQ	12/22/1994	318939/1994	11/21/1997	2,719,892

FRANCE	971423	DCA	11/7/1994	94308179.4	9/3/1997	EP 0664342
GERMANY	971424	DCA	11/7/1994	DE69405375.9	9/3/1997	69405375.9
UNITED KINGDOM	971425	DCA	11/7/1994	N/A	9/3/1997	EP 0664342
SWEDEN	971426	DCA	11/7/1994	N/A	9/3/1997	EP 0664342
ISRAEL	088835	CEQ	10/5/1988	87927	11/19/1992	87,927
SWEDEN	088838	CEQ	10/6/1988	8803555-5	7/15/1991	8803555-5
SOUTH AFRICA						2005-06565
RUSSIA						2,321,670
INDIA						219722

SCHEDULE 8.12

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LOAN AND SECURITY AGREEMENT

Capitalization Chart of Borrowers and Subsidiaries

Company	Class of Stock	Number of Authorized Shares	Owner	Number of Outstanding Shares	Ownership Percentage
Latrobe Steel Company	Common	100	Toolrock Holding, Inc.	100	100%
OH&R Specialty Steels Company	Common	100	Latrobe Steel Company	100	100%
Specialty Steel Supply, Inc.	Common	1,000	Latrobe Steel Company	1,000	100%
Latrobe Specialty Steel Europe, Inc.	Common	100	Latrobe Steel Company	100	100%
Latrobe Specialty Steel Distribution Inc. (Distribution D’Acier Spécialisé Latrobe Inc.)	Common	Unlimited	OH&R Specialty Steels Company	100	100%

Capitalization Chart of Toolrock Holdings, Inc.

Holder	Common Stock	Stock Options	Series A Preferred	Series B Preferred	Common Equivalents	Fully- Diluted Ownership
Toolrock Investment, LLC			31,100,000	12,041,251	43,141,251	87.92%

SCHEDULE 8.13

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LOAN AND SECURITY AGREEMENT

Labor Disputes

2008 Basic Agreement between Latrobe Specialty Steel Company and the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, dated July 21, 2008. (Termination Date: August 1, 2013, renews yearly unless terminated by either party).

Insurance Agreement between Latrobe and the International Brotherhood of Teamsters dated April 1, 2009. (Termination Date: April 1, 2011, renews yearly unless terminated by either party).

2008 Pension Agreement between Latrobe Specialty Steel and the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union dated July 21, 2008. (Termination Date: December 31, 2013, renews yearly unless terminated by either party).

2008 Insurance Agreement between Latrobe Specialty Steel and the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, dated July 21, 2008 (with a provision that the provisions of this agreement become effective January 1, 2009). (Termination Date: December 31, 2013, renews yearly unless terminated by either party).

2008 Supplemental Unemployment Benefit Agreement between Latrobe Specialty Steel and the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, dated July 21, 2008. (Termination Date: December 31, 2013, renews yearly unless terminated by either party).

2008 401(K) Agreement between Latrobe Specialty Steel and the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, dated July 21, 2008. (Termination Date: December 31, 2013, renews yearly unless terminated by either party.)

Basic Agreement between Latrobe Specialty Steel and the International Brotherhood of Teamsters dated April 1, 2009. (Termination Date: December 31, 2013, renews yearly unless terminated by either party).

SCHEDULE 9.7

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LOAN AND SECURITY AGREEMENT

Assets Permitted to be Sold

None.

SCHEDULE 9.8(k)

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LOAN AND SECURITY AGREEMENT

Certain Equipment Subject to Liens

5 Magnet Lifts

Rework P&H Crane

12 Pallet Racks

2 Lifts & Conveyor System-Bar Pulls

6 Lift Tables for Bandsaws

6 Storage Racks-Maint Dept

Racks-Storage Room

Jarke Racks Relocation

4 Cantilever Racks

Pallet Racks-CNC Dept

Clymer Racks-39 Double 31 Single

Horiz Prod Mill w/ Fixtures

SCHEDULE 9.9

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LOAN AND SECURITY AGREEMENT

Indebtedness

Guaranties:

1.	Primary Guaranty Agreement of Latrobe in favor of The Director of Development of the State of Ohio, The Provident Bank (as Trustee) and Western Reserve Port Authority dated June 1,2000.

2.	Security Agreement between OH&R and The Director of Development of the State of Ohio dated June 1, 2000.

3.	Sublease Agreement between OH&R and Western Reserve Port Authority dated June 1, 2000.

4.	First Amendment and Supplement to Financing Agreements between Director of Development of the State of Ohio, Western Reserve Port Authority, The Provident Bank, County of Trumbull, Ohio, OH&R Special Steels Company, dba Timken Latrobe Steel Distribution, Latrobe Steel Company and The Timken Company dated November 1, 2001.

5.	In connection with that certain Consent and Release (the “Consent”) dated as of December 8, 2006, by and among The Director of Development of the State of Ohio, The Huntington National Bank, as successor trustee to The Provident Bank (the “Trustee”), Western Reserve Port Authority, the Seller and Latrobe, Latrobe is required to deliver a supporting letter of credit in an amount not less than 25% of the aggregate principal balance of the Bonds (as defined in the Consent) outstanding from time to time to the Trustee on or around May 1, 2009 if Latrobe does not achieve positive net income in accordance with GAAP and a net worth of $30,000,000. The current amount of the letter of credit issued for the account of the Seller is approximately $1,800,000 and such amount is based upon the formula set forth above with respect to the potential letter of credit to be issued for the account of Latrobe.

6.	The following capital leases of Specialty Steel Supply, Inc.:

Description (VIN)	Term	Lessor	2010	2011	2012	2013	2014	Total
Hubtex(MSU37-2010 Sideloader)	48 mths	De Lage Landen	20,688.96	20,688.96	20,688.96	12,068.56	—	74,135
Hubtex(MSU37-2140 Sideloader)	60 mths	De Lage Landen	28,174.80	28,174.80	28,174.80	28,174.80	16,435.30	129,135
Racking System	60 mths	De Lage Landen	49,767.24	49,767.24	49,767.24	49,767.24	29,030.89	228,100
Kyocera Copy Machine	60 mths	De Lage Landen	1,406.88	1,406.88	820.68	—	—	3,634
2009 International 24’ Flatbed	60 mths	Ward Idealease	15,636.36	15,636.36	15,636.36	15,636.36	3,909.09	66,455
Hyster(HI2OXM Forklift)	36 mths	NMI-IG Financial Services	9,036.50	—	—	—	—	9,037

Apex (62D Sweeper)	48 mths	Toyota Financial Services	7,247.04	7,247.04	7,247.04	6,643.12	—	28,384
Toyota Financial Toyota (7FDU7O Forklift)	48 mths	Toyota Financial Services	16,738.44	1,394.87	—	—	—	18,133
Konica Minolta (Bizhub 420 Copier)	60 mths	Konica Minolta	1,286.0	1,286.0	1,286.0	428.7	—	4,287

Primary Debt:

2.	Credit Card Purchase Program with PNC Bank, National Association, with a maximum credit of $100,000.

SCHEDULE 9.10

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LOAN AND SECURITY AGREEMENT

Loans, Investments, Etc.

None.